UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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TEMPUR SEALY INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, KY 40511

TEMPUR SEALY INTERNATIONAL, INC.
Notice of Annual Meeting

Dear Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2018 Annual Meeting of Stockholders of Tempur Sealy International, Inc. The meeting will be held on Thursday, May 10, 2018 at 8:30 a.m., local time, at the Griffin Gate Marriott, 1800 Newtown Pike, Lexington, Kentucky 40511. At the meeting, stockholders will:

•	elect seven Directors to each serve for a one-year term and until the Director’s successor has been duly elected and qualified;

•	ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2018;

•	hold an advisory vote to approve the compensation of our Named Executive Officers; and

•	transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a stockholder of record at the close of business on March 14, 2018, you will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at the office of the Corporate Secretary of Tempur Sealy International, Inc. at 1000 Tempur Way, Lexington, Kentucky 40511. The stockholder list will also be available at the meeting.

Whether or not you plan to attend the Annual Meeting, please read the Proxy Statement and vote your shares as soon as possible to ensure that your shares are represented at the Annual Meeting. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person. Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. More importantly, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Or, if you prefer, you may vote by mail by returning the proxy card enclosed with the paper copy of your voting materials in the addressed, prepaid envelope provided.

Please note, however, that if you wish to vote at the Annual Meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a "legal" proxy issued in your name from that record holder.

Thank you for your ongoing support of, and continued interest in, Tempur Sealy International, Inc.

Sincerely,

Lexington, Kentucky	SCOTT L. THOMPSON
March 26, 2018	Chairman, President and Chief Executive Officer

Important Notice Regarding Availability of Proxy Materials:
The 2018 Proxy Statement and 2017 Annual Report are available at http://www.proxyvote.com.

Because space at the Annual Meeting is limited, admission will be on a first-come, first-served basis. Picture identification will be required to enter the Annual Meeting. Cameras and recording equipment will not be permitted at the Annual Meeting.

TEMPUR SEALY INTERNATIONAL, INC.
1000 Tempur Way
Lexington, Kentucky 40511

PROXY STATEMENT

Annual Meeting of Stockholders to be Held on Thursday, May 10, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2018 Annual Meeting of Stockholders of Tempur Sealy International, Inc. (“Annual Meeting”). The Annual Meeting will be held at 8:30 a.m., local time, on May 10, 2018, at the Griffin Gate Marriott, 1800 Newtown Pike, Lexington, Kentucky 40511. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Our principal executive offices are located at 1000 Tempur Way, Lexington, Kentucky 40511. Our telephone number is (800) 878-8889. As used in this Proxy Statement, the terms "we," "our," "ours," "us," "Tempur Sealy," "Tempur Sealy International" and "Company" refer to Tempur Sealy International, Inc.

Important Notice Regarding Availability of Proxy Materials:

The 2018 Proxy Statement and 2017 Annual Report are available at http://www.proxyvote.com.

Under rules adopted by the Securities and Exchange Commission ("SEC"), we are furnishing proxy materials (including our 2017 Annual Report on Form 10-K) to our stockholders on the Internet, rather than mailing paper copies to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) by U.S. or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice of Availability tells you how to access and review the proxy materials and vote your shares on the Internet. If you would like to receive a paper copy of our proxy materials free of charge, follow the instructions in the Notice of Availability. The Proxy Statement, form of proxy and the Notice of Availability will be distributed to our stockholders beginning on or about March 26, 2018.

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet or by signing, dating, and returning the proxy card enclosed with the paper copy of your voting materials at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Submitting your proxy now will not prevent you from voting your stock at the Annual Meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. More importantly, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Or, if you prefer, you may vote by mail by returning the proxy card enclosed with the paper copy of your voting materials in the addressed, prepaid envelope provided.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxyvote.com	1-800-690-6903
24 hours a day/7 days a week until 11:59 p.m. on the day before the Annual Meeting	toll-free 24 hours a day/7 days a week until 11:59 p.m. on the day before the Annual Meeting	Sign and date the proxy card and return it in the enclosed postage-paid envelope.

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You may access, view and download this year’s Proxy Statement and 2017 Annual Report on Form 10-K at http://www.proxyvote.com.

Q: When is the Record Date and who may vote at the Annual Meeting?

A: Our Board of Directors (also referred to herein as the “Board” with the members of the Board referred to as "Directors") set March 14, 2018 as the record date for the Annual Meeting. All stockholders who owned Tempur Sealy International common stock of record at the close of business on March 14, 2018 may attend and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On March 14, 2018, there were 54,335,304 shares of Tempur Sealy International common stock outstanding. The common stock is the only class of securities eligible to vote at the Annual Meeting. There are no cumulative voting rights.

Q: How many shares must be present at the Annual Meeting?

A: A majority of Tempur Sealy International’s outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have properly submitted a proxy card, via the Internet, telephone or by mail.

Abstentions and "broker non-votes" (as further described below) are counted as present and entitled to vote for purposes of determining a quorum.

Q: What proposals will be voted on at the Annual Meeting?

A: There are three proposals scheduled to be voted on at the Annual Meeting:

•	Election of seven (7) Directors to each serve for a one-year term and until the Director’s successor has been duly elected and qualified (Proposal One).

•	Ratification of the appointment of the firm of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2018 (Proposal Two).

•	Advisory vote to approve the compensation of our Named Executive Officers (Proposal Three).

Q: What is the voting requirement to approve the proposals?

A: At an annual meeting at which a quorum is present, the following votes will be necessary to approve the Proposals described in this Proxy Statement:

•
Each Director shall be elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. The term “majority of the votes cast” means that the number of shares voted "for" a Director must exceed the number of shares voted "against" that Director, and for purposes of this calculation, abstentions, “broker non-votes” and “withheld votes” will not count as votes cast.

•
Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2018 requires the affirmative vote of the majority of shares present or represented by proxy and entitled to vote at the Annual Meeting.

•
Approval of the advisory vote on the compensation of our Named Executive Officers requires the affirmative vote of the majority of shares present or represented by proxy and entitled to vote at the Annual Meeting.

•	For proposals other than the election of Directors, abstentions are counted as votes present and entitled to vote and have the same effect as votes "against" the proposal.

•	Broker non-votes, if any, will be handled as described below.

Q: If I hold my shares in a brokerage account and do not provide voting instructions to my broker, will my shares be voted?

A: Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions. Generally, brokerage firms may vote to ratify the appointment of independent auditors (Proposal Two) and on other "discretionary" or "routine" items in absence of instructions from the beneficial owner. In contrast, brokerage firms may not vote to elect Directors (Proposal One) or on stockholder or other proposals, including Proposal Three in this Proxy Statement, because those proposals are considered "non-discretionary" items. Accordingly, if you do not instruct your broker how to vote your shares on these "non-discretionary" matters, your broker will not be permitted to vote your shares on these matters. This is referred to as a "broker non-vote." Broker non-votes are counted for purposes of determining the number of shares present at the Annual Meeting, but will not be counted or deemed to be present, represented or voted for purposes of the number of shares entitled to vote.

Q: What is Tempur Sealy International’s voting recommendation?

A: Our Board of Directors recommends that you vote your shares "FOR" each of the nominees to the Board (Proposal One), "FOR" the ratification of the appointment of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2018 (Proposal Two); and "FOR" the advisory vote to approve the compensation of Named Executive Officers (Proposal Three).

Q: How would my shares be voted if I do not specify how they should be voted?

A: If you sign and return your proxy card without indicating how you want your shares to be voted, the persons designated by the Board of Directors to vote the proxies returned pursuant to this solicitation will vote your shares as follows:

•	Proposal One: "FOR" the election of seven (7) Directors to each serve for a one-year term and until the Director’s successor has been duly elected and qualified.

•	Proposal Two: "FOR" the ratification of the appointment of the firm of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2018.

•	Proposal Three: "FOR" the advisory vote to approve the compensation of our Named Executive Officers.

Q: Does Tempur Sealy International expect other business to be presented at the Annual Meeting?

A: Our Board of Directors is not aware of any business to be transacted at the Annual Meeting other than as described in this Proxy Statement. If any other item or proposal properly comes before the Annual Meeting (including, but not limited to, a proposal to adjourn the Annual Meeting in order to solicit votes in favor of any proposal contained in this Proxy Statement), the proxies will be voted as the Board of Directors recommends by the persons designated by the Board to vote the proxies.

Q: How may I vote my shares in person at the Annual Meeting?

A: Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to attend the Annual Meeting, please bring the enclosed proxy card and proof of identification for entrance to the Annual Meeting. Please note, however, if you hold your shares in "street name," you must request a legal proxy from the stockholder of record (your broker or bank) in order to vote at the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, please promptly sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. If you own shares in "street name" through a bank, broker or other nominee, you may vote your shares by following the instructions from your bank, broker or other nominee.

Q: How may I vote my shares without attending the Annual Meeting?

A: You may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You may always change your vote at the Annual Meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct.

If your shares are held in your name, you may vote by proxy in three convenient ways:

Via Internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy materials.

By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy materials.

In Writing: Complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

You may vote by Internet or telephone until 11:59 P.M., Eastern Time, the day before the Annual Meeting date. Proxy cards submitted by mail must be received by the time of the Annual Meeting for your shares to be voted as indicated on that proxy.

If your shares are held in street name (with your broker or bank), you may vote by submitting voting instructions to your broker, bank or nominee. Please refer to the instructions provided to you by your broker, bank or nominee.

If you provide specific voting instructions, your shares will be voted as you have instructed.

Q: How may I change my vote after I return my proxy card?

A: You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by voting again at a later date via Internet or telephone or by signing and submitting a new proxy card with a later date by mail or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not revoke your proxy unless you specifically request it. If your shares are held for you by a broker, bank or nominee, you must contact the broker, bank or nominee to revoke a previously authorized proxy.

Q: Where can I find the voting results of the Annual Meeting?

A: The preliminary voting results will be announced at the Annual Meeting. The final results will be published on Form 8-K within four business days after the final results are known.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES OF THE BOARD
AND RELATED MATTERS

Corporate Governance

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We believe we operate under governance practices that are transparent, up-to-date and appropriate for our industry.

The following materials related to corporate governance, including our Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available on our website at: http://investor.tempursealy.com/overview under the caption "Corporate Governance":

•	Sixth Amended and Restated By-Laws (“By-Laws”)

•	Core Values

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

•	Policy on Complaints on Accounting, Internal Accounting Controls and Auditing Matters

•	Amended and Restated Certificate of Incorporation, as amended ("Certificate of Incorporation")

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Lead Director Charter

•	Related Party Transactions Policy

•	Governance Hotline Information

•	Conflict Minerals Policy

•	Clawback Policy

•	Contact the Lead Director

Copies of these materials may also be obtained, free of charge, by writing to: Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, Kentucky 40511, Attention:  Investor Relations. Please specify which documents you would like to receive.

Certificate of Incorporation and By-Laws; Majority Voting for Directors

Tempur Sealy International’s By-Laws provide that a Director in an uncontested election will be elected by a majority of the votes cast at the Annual Meeting. In the event that the number of votes "against" a Director exceeds the number of votes "for" that Director, that Director must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. In an election for Directors where the number of nominees exceeds the number of Directors to be elected - a contested election - the Directors would be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter. Neither Tempur Sealy International’s Certificate of Incorporation nor its By-Laws provide for a classified Board.

Board of Directors’ Meetings

The Board held thirteen meetings in 2017. The SEC requires disclosure of the name of any Director who, during the last full fiscal year (calendar year 2017), attended fewer than 75% of the aggregate of the total number of meetings of (i) the Board during the period for which he or she has been a Director and (ii) all committees of the Board on which the Director served during the periods that he or she served. Each Director attended more than 75% of the combined total number of meetings of the Board and its committees held in 2017 during the period in which they served as Directors or committee members.

Directors’ Independence

Our corporate governance guidelines provide that the Board shall consist of a majority of Directors who are independent within the meaning of the NYSE rules governing the composition of the Board and its committees (the “NYSE Independence Rules”). The Board has determined that none of Evelyn S. Dilsaver, John A. Heil, Jon L. Luther, Richard W. Neu, Arik W. Ruchim or Robert B. Trussell, Jr. have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) within the meaning of the NYSE Independence Rules and accordingly are "independent" for purposes of the NYSE Independence Rules.

The Board has determined that Scott L. Thompson, who serves as Chairman, President and Chief Executive Officer of Tempur Sealy, does not qualify as an independent director under the NYSE Independence Rules.

Board Leadership Structure

As stated in its Corporate Governance Guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer ("CEO"). In connection with its search for a new CEO in 2015, both the Search Committee created for this purpose and the Board of Directors concluded that in order to attract a high quality CEO candidate with the experience and leadership skills desired, the Board would be willing to offer the candidate a position that included the Chairman role. Accordingly, in connection with hiring Mr. Thompson as Chairman and CEO, the Board created the Lead Director role as an integral part of a Board leadership structure that promotes strong, independent oversight of our management and affairs. The Lead Director must be independent as determined by the Board in accordance with the NYSE Independence Rules.

Following the 2016 Annual Meeting, Mr. Neu assumed the role of the Lead Director. The Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors;

•	has the authority to call meetings of the independent Directors;

•	serves as the principal liaison between the Chairman and the independent Directors;

•	consults with the Chairman regarding all information sent to the Board of Directors, including the quality, quantity, appropriateness and timeliness of such information;

•	consults with the Chairman regarding meeting agendas for the Board of Directors;

•	consults with the Chairman regarding the frequency of Board of Directors meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items;

•	recommends to the Nominating and Corporate Governance Committee and to the Chairman selections for the membership and chairman position for each Board committee;

•	interviews, along with the chair of the Nominating and Corporate Governance Committee, all Director candidates and makes recommendations to the Nominating and Corporate Governance Committee; and

•	will be invited to attend meetings of all other committees of the Board (other than meetings of committees on which he or she is already a member).

The Board believes that no single leadership model is universally or permanently appropriate, but that the current leadership structure is the most effective and best serves the Company at this juncture. The Board will continue to review and consider whether the roles of the Chairman and CEO should be combined or separated in the future as part of its regular review of the Company’s governance structure.

Board of Directors' Role in Risk Oversight

The Board is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment and risk management functions. As discussed elsewhere in this Proxy Statement, the Board has delegated primary responsibility for reviewing the Company’s policies with respect to risk assessment and risk management to the Audit Committee. The Board has determined that this oversight responsibility can be most efficiently performed by the Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to Tempur Sealy International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. The Compensation Committee has primary responsibility for oversight of risk related to compensation matters, as more fully described elsewhere in this Proxy Statement. Each of these committees regularly reports to the Board with respect to its oversight of these important areas.

Committees of the Board

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Audit Committee

The members of the Audit Committee are Evelyn S. Dilsaver (Chair), John A. Heil and Richard W. Neu.

The Board has determined that each member of the Audit Committee is independent as defined in the NYSE Independence Rules and the rules of the SEC. The Board has also determined that all members of the Audit Committee are audit committee financial experts within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and have "accounting or related financial management expertise" within the meaning of the applicable NYSE Rules. See "Election of Directors-Nominees to Board of Directors" for disclosure regarding such audit committee financial experts’ relevant experience. The Audit Committee is an "audit committee" for purposes of Section 3(a)(58) of the Exchange Act.

The Audit Committee is responsible for providing independent, objective oversight with respect to Tempur Sealy International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Some of the Audit Committee’s responsibilities include:

•	reviewing the scope of internal and independent audits;

•	reviewing the Company’s quarterly and annual financial statements and related SEC filings;

•	reviewing the adequacy of management’s implementation of internal controls;

•	reviewing the Company’s accounting policies and procedures and significant changes in accounting policies;

•	reviewing the Company’s business conduct, legal and regulatory requirements, and ethics policies and practices;

•	reviewing the Company’s policies with respect to risk assessment and risk management;

•
reviewing information to be disclosed and types of presentations to be made in connection with the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	preparing an annual evaluation of the committee’s performance and reporting to the Board on the results of this self-evaluation;

•	reporting regularly to the Board on the committee’s activities; and

•	appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees.

The Audit Committee has established whistleblower procedures, which provide for (a) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Tempur Sealy International also has a confidential, anonymous reporting system which is web-based and available to all employees. All reports are treated confidentially.

The Audit Committee met eight times in 2017. A copy of the Audit Committee charter as adopted by our Board of Directors is available on Tempur Sealy International’s website under the caption "Corporate Governance" at http://investor.tempursealy.com/overview.

The Compensation Committee

The members of the Compensation Committee are Jon L. Luther (Chair), Usman S. Nabi and Richard W. Neu.

The Board has determined that each member and prospective member of the Compensation Committee is independent as defined in the NYSE Independence Rules.

Some of the Compensation Committee’s responsibilities include:

•
reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer, evaluating at least once a year the Chief Executive Officer's performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the Chief Executive Officer's annual compensation, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;

•
reviewing and approving on an annual basis, with the input of the Chief Executive Officer, the corporate goals and objectives with respect to the Company’s compensation structure for all other executive officers (other than the Chief Executive Officer), including perquisites and other personal benefits, and evaluating at least once a year the executive officers’ performance in light of these established goals and objectives and based upon these evaluations, determine and approve the annual compensation for these executive officers, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;

•
reviewing on an annual basis the Company’s compensation policies, including salaries and annual incentive bonus plans, with respect to the compensation of employees whose compensation is not otherwise set by the Compensation Committee;

•
reviewing the Company's incentive compensation and stock-based plans and approving changes in such plans as needed, subject to any approval of the Board required by applicable law or the terms of such plans, and having and exercising all the authority of the Board with respect to the administration of such plans;

•	reviewing on an annual basis the Company’s compensation structure for its Directors and making recommendations to the Board regarding the compensation of Directors;

•
reviewing at least annually the Company’s compensation programs with respect to overall risk assessment and risk management, particularly with respect to whether such compensation programs encourage unnecessary or excessive risk taking by the Company;

•
reviewing and discussing with management the "Compensation Discussion and Analysis," and based on such review and discussions, making recommendations to the Board regarding inclusion of that section in the Company’s proxy statement for any annual meeting of stockholders;

•	preparing and publishing an annual executive compensation report in the Company's proxy statement;

•
reviewing and recommending to the Board for approval the frequency with which the Company will conduct Say on Pay Votes and reviewing and approving the proposals regarding Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement for any annual meeting of stockholders;

•	reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;

•	conducting an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation; and

•	reporting regularly to the Board on the committee's activities.

The Compensation Committee, in its role as administrator under the Company’s previous Amended and Restated 2003 Equity Incentive Plan, as amended (the “2003 Equity Incentive Plan”), and under the Company’s current Amended and Restated 2013 Equity Incentive Plan (the "2013 Equity Incentive Plan"), recommended, and the Board approved, the delegation of authority to the Company’s President and Chief Executive Officer to grant equity awards under those plans within certain specified parameters.

In determining the incentive compensation of our senior executives (other than for our Chief Executive Officer), our Chief Executive Officer recommends performance objectives to the Compensation Committee and assists the Compensation Committee to determine if the performance objectives have been achieved.

Since 2005, the Compensation Committee has periodically engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), an executive compensation consultant, to evaluate the Company’s overall compensation structure and equity compensation for the Company’s executive officers and Directors. In 2017, the Compensation Committee directly engaged F.W. Cook to continue to serve in this capacity and to provide other advice to the Compensation Committee. For a further description of the services F.W. Cook has provided, see "Executive Compensation and Related Information - Compensation Discussion and Analysis" in this Proxy Statement.

F.W. Cook does no work for the Company unless requested by and on behalf of the Compensation Committee Chair, receives no compensation from the Company other than for its work in advising the Compensation Committee and maintains no other economic relationships with the Company. A representative from F.W. Cook attends meetings of the Compensation Committee, when requested by the Compensation Committee Chair, and the Compensation Committee Chair frequently interacts with F.W. Cook between meetings to define the nature of work to be conducted, to review materials to be presented at committee meetings and to obtain the consultant’s opinion and perspective on proposals prepared by management. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K and the NYSE rules, the Compensation Committee has affirmatively determined that no conflicts of interest exist between the Company and F.W. Cook (or any individuals working on the Company’s account on F.W. Cook’s behalf). In reaching such determination, the Compensation Committee considered the following enumerated factors, all of which were attested to or affirmed by F.W. Cook:

•	during 2017, F.W. Cook provided no services to and received no fees from the Company other than in connection with the engagement;

•
the amount of fees paid or payable by the Company to F.W. Cook in respect of the engagement represented (or are reasonably certain to represent) less than 1% of F.W. Cook’s total revenue for the 12 month period ended December 31, 2017;

•	F.W. Cook has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

•
there are no business or personal relationships between F.W. Cook and any member of the Compensation Committee other than in respect of (i) the engagement, or (ii) work performed by F.W. Cook for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;

•	F.W. Cook owns no stock of the Company; and

•	there are no business or personal relationships between F.W. Cook and any executive officer of the Company other than in respect of the engagement.

The Compensation Committee met ten times in 2017. A copy of the Compensation Committee charter as adopted by our Board of Directors is available on Tempur Sealy International’s website under the caption "Corporate Governance" at http://investor.tempursealy.com/overview.

The Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are John A. Heil (Chair), Evelyn S. Dilsaver, Jon L. Luther and Usman S. Nabi. The Board has determined that each member and prospective member of the Nominating and Corporate Governance Committee is independent as defined in the NYSE Independence Rules. Some of the Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board Director nominees to be presented at the annual meeting of stockholders and to fill vacancies on the Board;

•	developing appropriate criteria for identifying properly qualified directorial candidates;

•	annually reviewing the composition of the Board and the skill sets and tenure of existing Directors and discussing longer-term transition issues;

•	annually reviewing and recommending to the Board members for each standing committee of the Board;

•
monitoring and participating in the Company's overall stockholder communications effort so that all of the communications elements are unified and consistent; members of the Committee, individually or collectively, may attend, with management, meetings with stockholders of the Company when requested by the Board or management;

•	establishing procedures to assist the Board in developing and evaluating potential candidates for executive positions, including the Chief Executive Officer;

•
reviewing various corporate governance-related policies, including the Code of Business Conduct and Ethics, the Related Party Transactions Policy, and the Policy on Insider Trading and Confidentiality, and recommending changes, if any, to the Board;

•	reviewing and evaluating related party transactions;

•	developing, annually reviewing and recommending to the Board corporate governance guidelines for the Company;

•	establishing procedures to exercise oversight of the Company's adherence to such guidelines and the evaluation of the Board and Company management;

•	reviewing at least annually the reports on the Company prepared by the major proxy advisory firms and provide a report to the Board;

•
developing and overseeing, when necessary, a Company orientation program for new Directors and a continuing education program for current Directors, and periodically reviewing these programs and updating them as necessary;

•	making recommendations to the Board in connection with any Director resignation tendered pursuant to the Company’s Amended and Restated By-Laws;

•	preparing an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation; and

•	reporting regularly to the Board on the committee's activities.

The Nominating and Corporate Governance Committee met seven times in 2017. A copy of the Nominating and Corporate Governance Committee charter as adopted by our Board of Directors is available on Tempur Sealy International’s website under the caption "Corporate Governance" at http://investor.tempursealy.com/overview.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Jon L. Luther (Chair), Usman S. Nabi and Richard W. Neu. None of these members is a current or former officer or employee of Tempur Sealy International or, to our knowledge, has any interlocking relationships as set forth in applicable SEC rules that require disclosure as a Compensation Committee interlock.

Policy Governing Related Party Transaction

Our Board has adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of any transaction, arrangement or relationship, or series of such transactions, arrangements or relationships (including indebtedness or guarantees of indebtedness), in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year end and involving the Company and its Directors, executive officers, beneficial owners of more than 5% of the Company’s common stock or any such party's respective immediate family members or affiliates. In reviewing a transaction, an arrangement or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaff iliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction, arrangement or relationship.

Policies Governing Director Nominations

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee evaluates and recommends candidates for membership on our Board consistent with the needs and goals of the Company's business. In performing this role, the Nominating and Corporate Governance Committee regularly assesses the size and composition of the Board. It conducts an annual review with the Board relating to the Board's composition and recommends, if necessary, measures to be taken so that the Board's membership reflects an appropriate balance of knowledge, experience, skills, expertise and diversity. The Nominating and Corporate Governance Committee also ensures that the Board contains at least the minimum number of independent directors required by applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, periodically proposes the addition or removal of members in order to obtain the appropriate balance of members and skills. Consistent with the Company's policies, Board members should possess certain attributes and experience that are conducive to representing the best interests of our stockholders, including independence, a reputation for integrity, honesty and adherence to high ethical standards, the ability to exercise sound business judgment, substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company's management. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure that good corporate governance is practiced. No individual may stand for election to the Board if he or she would be age 75 or older at the time of the election unless the Board takes action to waive this requirement each year following the affected Director's 74th birthday. The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating Director nominees, including whether the nominee has specific strengths that would augment the existing skills and experience of the Board, such as an understanding of and experience in international business, accounting, governance, finance or marketing and whether the nominee has leadership experience with public companies or other sophisticated and complex organizations. Further, consideration is given to having a diversity of background, experience, skill and perspective among the Directors, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality, and that the Directors represent a range of differing professional positions, industry sectors, expertise and geographic representation. In addition, the Nominating and Corporate Governance Committee is responsible for considering the tenure of existing Directors and longer-term Board composition transition issues. The Board does not have a specific policy with respect to the diversity of its Directors, and diversity is only one consideration when selecting and nominating Directors.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate qualities, skills and characteristics desired of members of the Board in the context of the needs of the business and the composition of the Board. This assessment includes consideration of all the attributes set forth above.

In addition to fulfilling the above criteria, six of the seven nominees for re-election named above are considered independent under the NYSE Independence Rules. Mr. Thompson, the Company's Chairman, President and Chief Executive Officer, is not considered independent under the NYSE Independence Rules. The Nominating and Corporate Governance Committee believes that all seven nominees are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, investing, finance, manufacturing, consumer product companies, sales, marketing and international business. Set forth below are the conclusions reached by the Board with regard to its nominees.

Ms. Dilsaver brings significant accounting, auditing and financial skills, based on her training as an accountant and her senior positions at a number of financial services companies, including in the role of chief financial officer.

Mr. Heil has served in positions of president, chief executive officer or chief operating officer of a number of food and consumer products companies, and has significant manufacturing, marketing and managerial experience.

Mr. Luther brings a strong track record of profitably growing large global consumer branded businesses, with a keen understanding of the consumer, and notable brand development expertise. He has significant relevant experience as a CEO and as a director of other high-performance public companies.

Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Mr. Ruchim brings significant investment and financial expertise, as well a strong record of stockholder value creation and expertise in senior management recruitment and compensation.

Mr. Thompson serves as our Chairman, President and Chief Executive Officer and brings more than two decades of executive leadership experience, and a history of strategic focus, enhancing high-performance teams and stockholder value creation.

Mr. Trussell, as former Chief Executive Officer and a principal founder of the Company, brings management and mattress industry experience and an historical perspective to the Board.

Process for Identifying and Evaluating Director Nominees

As discussed above under "Director Qualifications and Review of Director Nominees," the Nominating and Corporate Governance Committee reviews annually the size and composition of the Board and makes recommendations to the Board regarding any measures to be taken. In addition, the Nominating and Corporate Governance Committee has established a process for identifying potential candidates when appropriate and evaluating nominees for Director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders in accordance with the Company's By-Laws, the Nominating and Corporate Governance Committee believes that the process it uses to identify and evaluate nominees for Director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company's mission. If the Board has identified a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board, the Nominating and Corporate Governance Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Nominating and Corporate Governance Committee's specified qualifications. The Nominating and Corporate Governance Committee may also receive recommendations from existing Directors, executive officers, stockholders, key business associates and trade or industry affiliations. The Nominating and Corporate Governance Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under "Director Qualifications and Review of Director Nominees." The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

In 2017, the Company did not employ a search firm or pay fees to any third party to either search for or evaluate Board nominee candidates.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider Director candidates recommended by our stockholders, in accordance with the Company's By-Laws. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under "Director Qualifications and Review of Director Nominees" and follows the same process as set forth above under "Process for Identifying and Evaluating Director Nominees." Any stockholder recommendations of Director nominees proposed for consideration by the Nominating and Governance Committee should include the nominee's name and qualifications for Board membership and should be addressed in writing to the Committee, care of: Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, Kentucky 40511, Attention: Corporate Secretary. The Company’s By-Laws permit stockholders to nominate Directors for consideration at our 2019 annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading "Stockholder Proposals for 2019 Proxy Statement."

Designation of, and Communication with, Tempur Sealy International’s Board of Directors through its Lead Director

The Board has designated Mr. Neu as the Lead Director. Stockholders or other interested parties wishing to communicate with our Board may contact the Lead Director by e‑mail at presidingdirector@tempursealy.com or by going to Tempur Sealy International’s website at http://investor.tempursealy.com/overview under the caption "Corporate Governance - click here to email the Lead Director." Regardless of the method you use, the Lead Director will be able to view your unedited message. The Lead Director will determine whether to relay your message to other members of the Board.

Executive Sessions

Executive sessions, or meetings of the outside (non-management) Directors without management present, are held regularly. In 2017, the independent Directors met several times in executive session without members of management present. Executive sessions are led by the Lead Director.

Charitable Contributions

Tempur Sealy International has not made charitable contributions to any charitable organization for which a Director serves as an executive officer that exceeded the greater of $1.0 million or 2% of such organization's consolidated gross revenues for any single year within the preceding three years.

Board Member Attendance at Annual Meetings

In accordance with our Corporate Governance Guidelines, all continuing Directors are generally expected to attend the annual meeting of stockholders. At our last annual meeting, which was held on May 11, 2017, all the members of the Board attended.

PROPOSAL ONE

ELECTION OF DIRECTORS

Board of Directors

Tempur Sealy International’s Board currently consists of seven members, each serving a one-year term. The current Directors are: Evelyn S. Dilsaver, John A. Heil, Jon L. Luther, Usman S. Nabi, Richard W. Neu, Scott L. Thompson and Robert B. Trussell, Jr. Each of the nominees for election to the Board, other than Mr. Ruchim, is currently a Director of Tempur Sealy International. As discussed in more detail below under "Agreements with H Partners," the Company has agreed with H Partners to nominate Mr. Ruchim for election to the Board in connection with the pending departure of Mr. Nabi from H Partners. The nominees, if elected, will each serve a one-year term until Tempur Sealy International’s Annual Meeting of Stockholders in 2019 or until his or her respective successor is elected and qualified. Each of the nominees has consented to serve a one-year term. There are no family relationships among our executive officers and Directors.

VOTE REQUIRED

Each Director will be elected by the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting. In the event that the number of votes "against" a Director exceeds the number of votes "for" that Director, that Director must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. The Board of Directors will then consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES:

Nominees to Board of Directors

Evelyn S. Dilsaver, 62, has served as a member of Tempur Sealy International’s Board of Directors since December 2009. Ms. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management from July 2004 until September 2007. Prior to that, Ms. Dilsaver held various senior management positions with The Charles Schwab Corporation since December 1991, including Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management and Chief Financial Officer for U.S. Trust Company. Ms. Dilsaver is also a member of the board of directors of TRO Liquidation, Inc., formerly Aeropostale, Inc., a clothing retailer, HealthEquity, Inc., a non-bank health savings trustee, Bailard Private Real Estate Fund, as well as Blue Shield of California and other non-profit boards. She also serves as a member of the advisory board of Protiviti Inc., a global consulting company. During the past five years, Ms. Dilsaver also served as a director of HighMark Funds, an asset management firm. Ms. Dilsaver is a certified public accountant and holds a B.S. degree in accounting from California State University-Hayward. Ms. Dilsaver brings to the Board a long professional career in finance, accounting and general management and considerable experience with consumer-oriented businesses as a senior executive of a large investment management firm and her many years of serving as a director of companies in a variety of businesses.

John A. Heil, 65, has served as a member of Tempur Sealy International’s Board of Directors since March 2008. From February 2005 until his retirement in April 2013, he served as President of United Pet Group, Inc., a global manufacturer and marketer of pet food and supplies and a subsidiary of Spectrum Brands, Inc. Spectrum Brands, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in February 2009 and emerged from bankruptcy protection on August 28, 2009. From 2000 to February 2005, he served as United Pet Group’s President and Chief Executive Officer. Mr. Heil was a member of the board of directors and the audit committee of VCA Antech, Inc., an NYSE listed company, from February 2002 until October 2017, and previously served as a director of that company from 1995 to 2000. Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H.J. Heinz Company in various executive and general management positions including President of Heinz Pet Products. Mr. Heil holds a B.A. degree in economics from Lycoming College. Mr. Heil’s long career in management and the branded consumer products arena brings to the Board a remarkable depth of operational and strategic experience.

Jon L. Luther, 74, has served as a member of Tempur Sealy International’s Board of Directors since May 2015. He served as Chief Executive Officer of Dunkin’ Brands Group, Inc. from January 2003 to January 2009 and Chairman from March 2006 to January 2009. In January 2009, he assumed the role of Executive Chairman and became non-Executive Chairman from July 2010 until his retirement in May 2013. Prior to Dunkin’ Brands, Mr. Luther was President of Popeyes, a division of AFC Enterprises, Inc., from February 1997 to December 2002. Prior to Popeyes, Mr. Luther served as President of CA One Services, a subsidiary of Delaware North Companies, Inc., a global food service and hospitality company, and served as President and CEO o

f Benchmark Services, Inc., a food services company he founded. Earlier in his career, Mr. Luther held various leadership positions at Marriott Corporation and ARAMARK. Mr. Luther is a member of the board of directors of Six Flags Entertainment Corporation and Inspire Brands, Inc. and serves on the advisory board of Staple Street Capital Group, LLC. Mr. Luther holds a degree in hotel and restaurant management from Paul Smith’s College as well as Honorary Doctorate degrees from four colleges and universities. Mr. Luther brings to the Board a strong track record of profitably growing large global consumer-branded businesses, with a keen understanding of the consumer, and notable brand development expertise. He has significant relevant experience as a CEO and as a director of other high-performance public companies.

Richard W. Neu, 62, has served as a member of Tempur Sealy International’s Board of Directors since October 2015. Mr. Neu’s professional career has spanned over 35 years. For the last 12 years Mr. Neu has served in a variety of Board roles. Mr. Neu currently serves on the board of directors, as chair of the audit committee and as a member of the executive committee of Huntington Bancshares Incorporated, and as a member of the board of directors of Oxford Square Capital Corp. Until the sale of the company in 2012, he was the lead director and a member of the audit committee and governance committee of Dollar Thrifty Automotive Group, Inc., having served as the chairman of the Dollar Thrifty board of directors from 2010 through 2011. Mr. Neu also served as a director of MCG Capital Corporation, a business development corporation, from 2007 until its sale in 2015, and during this period served as chairman of the board from 2009 to 2015 and as Chief Executive Officer from November 2011 to November 2012. Mr. Neu served from 1985 to 2004 as Chief Financial Officer of Charter One Financial, Inc., a major regional bank holding company, and a predecessor firm, and as a director of Charter One Financial, Inc. from 1992 to August 2004. Mr. Neu previously worked for KPMG as a senior audit manager. Mr. Neu received a B.B.A. from Eastern Michigan University with a major in accounting. Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Arik W. Ruchim, 37, is a Partner at H Partners, an investment management firm and Tempur Sealy International's largest shareholder. Prior to joining H Partners in 2008, Mr. Ruchim was at Creative Artists Agency and Cruise/Wagner Productions. Mr. Ruchim previously served as a director of Remy International, Inc., a global manufacturer of automotive parts, and as a director of Dick Clark Productions, a television production company. Mr. Ruchim serves as a member of the University of Michigan's Tri-State Leadership Council, a group dedicated to enhancing educational opportunities for undergraduate and graduate students. Mr. Ruchim has a Bachelor of Business Administration with Distinction from the University of Michigan. Mr. Ruchim brings to the Board a strong business and financial background and extensive investment experience.

Scott L. Thompson, 59, has served as Chairman of Tempur Sealy International’s Board of Directors and as its President and Chief Executive Officer since September 2015. He previously served as Chief Executive Officer and President of Dollar Thrifty Automotive Group, Inc. until it was purchased by Hertz Global Holdings, Inc. in 2012. Prior to serving as CEO and President, Mr. Thompson was a Senior Executive Vice President and Chief Financial Officer of Dollar Thrifty. Prior to joining Dollar Thrifty in 2008, Mr. Thompson was a consultant to private equity firms, and was a founder of Group 1 Automotive, Inc., an NYSE and Fortune 500 company, serving as its Senior Executive Vice President, Chief Financial Officer and Treasurer. Mr. Thompson served as Chairman of Dollar Thrifty from December 2011 to September 2015. He served as a member of the board of directors, and, for part of that time as the Non-Executive Chairman, of Houston Wire & Cable Company, a publicly-traded provider of industrial products, from November 2007 to September 2015. Mr. Thompson also served as a member of the board of directors of Conn's, Inc., a publicly-traded retailer of consumer furniture, from June 2004 to September 2015 and of Asbury Automotive Group, Inc., a publicly-traded automotive retailer, from January 2015 to February 2018. Mr. Thompson earned a Bachelor of Business Administration degree from Stephen F. Austin State University in Nacogdoches, Texas, and began his career with a national accounting firm. Mr. Thompson brings to the Board extensive financial, operational and entrepreneurial experience to the Board in his roles as an executive officer and director of publicly traded companies.

Robert B. Trussell, Jr., 66, has served as a member of Tempur Sealy International’s Board of Directors or its predecessors since 2002. Mr. Trussell served as Chief Executive Officer of Tempur Sealy International or its predecessors from November 2002 until his retirement in May 2006. From 1994 to December 2004, Mr. Trussell served as President of the Company and its predecessors. Prior to joining the Company's predecessor in 1994, Mr. Trussell was general partner of several racing limited partnerships that owned racehorses in England, France and the United States. He was also the owner of several start-up businesses in the equine lending and insurance business. Mr. Trussell received his B.S. degree from Marquette University. As former Chief Executive Officer and a principal founder of Tempur Sealy, Mr. Trussell brings to the Board significant management and mattress industry experience and an historical perspective.

Executive Officers

Name	Age	Position
Scott L. Thompson	59	Chairman of the Board, President and Chief Executive Officer
Bhaskar Rao	52	Executive Vice President and Chief Financial Officer
Richard W. Anderson	58	Executive Vice President and President, North America
David Montgomery	57	Executive Vice President and President, International Operations
Scott Vollet	54	Executive Vice President, Global Operations
H. Clifford Buster, III	48	Executive Vice President, Direct to Consumer, North America

Bhaskar Rao was appointed to serve as Executive Vice President and Chief Financial Officer of Tempur Sealy International in October 2017. Mr. Rao joined Tempur Sealy International as Director of Financial Planning and Analysis in January 2004 and, from April 2011 until his appointment as Executive Vice President and Chief Financial Officer, served as Senior Vice President and Chief Accounting Officer. From January 2004 to April 2011, he held various roles of increasing responsibility in the Company's finance and accounting organization. From 2002 until December 2003, Mr. Rao was employed by Ernst & Young as a Senior Manager in the assurance and business advisory group, and from 1994 until 2002, he was employed by Arthur Andersen. Mr. Rao earned B.A. degrees in Accounting and Economics from Bellarmine University. Mr. Rao is also a Certified Public Accountant.

Richard W. Anderson joined Tempur Sealy International in July 2006 and serves as Executive Vice President and President, North America. From 1983 to 2006, Mr. Anderson was employed by The Gillette Company, which became a part of The Procter & Gamble Company in 2005. Mr. Anderson most recently served as the Vice President of Marketing for Oral-B and Braun in North America. Previously, Mr. Anderson was the Vice President of Global Business Management for Duracell. Mr. Anderson has held several management positions in marketing and sales as well as overseeing branding, product development and strategic planning. Mr. Anderson earned a B.S. and an M.B.A. from Virginia Tech.

David Montgomery joined Tempur Sealy International in February 2003 and serves as Executive Vice President and President, International, with responsibilities including marketing and sales. From 2001 to November 2002, Mr. Montgomery was employed by Rubbermaid, Inc., where he served as President of Rubbermaid Europe. From 1988 to 2001, Mr. Montgomery held various management positions at Black & Decker Corporation, most recently as Vice President of Black & Decker Europe, Middle East and Africa. Mr. Montgomery received his B.A. degree, with honors, from L’ Ecole Superieure de Commerce de Reims, France and Middlesex Polytechnic, London.

Scott Vollet joined Tempur Sealy International in August 2009 and currently serves as Executive Vice President, Global Operations. From 1987 to 2009, Mr. Vollet was employed by Texas Instruments Incorporated, Gemini Management Consulting and Lexmark International, Inc. Mr. Vollet was previously Vice President of Tempur Sealy Global Supply Chain. He began leading the Global Operations team at Tempur Sealy International in 2013. Mr. Vollet earned a B.S. in Industrial Engineering from the University of Missouri and an M.B.A. from the University of Dallas.

H. Clifford Buster, III joined Tempur Sealy International as Executive Vice President, Direct to Consumer, North America in September 2017. From February 2015 to August 2017, Mr. Buster served as the Chief Financial Officer of Berkshire Hathaway Automotive, Inc. From November 2013 to January 2015, Mr. Buster served as an Executive Vice President at Exeter Financial Corp. Mr. Buster has also held leadership positions at Dollar Thrifty Automotive Group, Inc., Helix Energy Solutions Group, Inc. and Group 1 Automotive, Inc. Mr. Buster earned a Bachelor of Accountancy from the University of Mississippi.

PRINCIPAL SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 14, 2018, regarding the beneficial ownership of our outstanding equity securities by:

•	each person known to beneficially own more than 5% of Tempur Sealy International’s outstanding common stock;

•	each of Tempur Sealy International’s Directors and Named Executive Officers (as defined below in "Executive Compensation and Related Information"); and

•	all of Tempur Sealy International’s Directors and executive officers as a group.

Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of any option or the conversion of other types of securities. Common stock subject to these options, warrants and rights is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. As of the close of trading on March 14, 2018, there were 54,335,304 shares of common stock outstanding, which is used to calculate the percentages in the table below.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
	Number of	Percentage
Name of Beneficial Owner:	Shares	of Class
5% Stockholders:
H Partners Management, LLC(1)	7,311,200	13.46%
Manulife Financial Corporation(2)	6,831,076	12.61
The Vanguard Group(3)	3,829,409	7.06
Blackrock, Inc.(4)	3,722,871	6.90
Greenlight Capital, Inc.(5)	2,824,000	5.20
Echinus Advisors, LLC(6)	2,761,040	5.10
Dynamo Internacional Gestão de Recursos Ltda.(7)	2,758,966	5.10

Named Executive Officers and Directors:
Scott L. Thompson(8)(9)	562,151	1.03
Bhaskar Rao(9)	31,878	*
Richard W. Anderson(9)	117,775	*
David Montgomery(9)	455,814	*
Scott Vollet(9)	35,010	*
Jay G. Spenchian	39,878	*
Barry A. Hytinen	36,979	*
Evelyn S. Dilsaver(9)	35,804	*
John A. Heil(9)	35,938	*
Jon L. Luther(9)	15,337	*
Usman S. Nabi(1)	see Note(1)	see Note(1)
Richard W. Neu(9)	37,197	*
Arik W. Ruchim(1)	see Note(1)	see Note(1)
Robert B. Trussell, Jr.(9),(10)	24,213	*
All Executive Officers and Directors as a group (12 persons(9)):	1,446,774	2.63%

* Represents ownership of less than 1% of class.

(1)
Amounts shown reflect the aggregate number of shares of common stock held by H Partners Management, LLC and certain of its affiliates based on information set forth in an amendment to Schedule 13D filed with the SEC on March 12, 2018. H Partners Management, LLC reported shared voting power and shared dispositive power over all 7,311,200 shares. H Partners, LP reported shared voting power and shared dispositive power over 5,321,100 shares. H Partners Capital, LLC reported shared voting power and shared dispositive power over 5,321,100 shares. Rehan Jaffer, as the managing member of H Partners Management, LLC and H Partners Capital, LLC, respectively, reported shared voting power and shared dispositive power over all 7,311,200 shares. The address of H Partners Management, LLC is 888 Seventh Avenue, 29th Floor, New York, NY 10019. Mr. Nabi, a Senior Partner at H Partners, and Mr. Ruchim, a Partner at H Partners, may be deemed to have voting and dispositive power with respect to certain of these shares. Mr. Nabi and Mr. Ruchim each disclaim beneficial ownership of these shares, except to the extent of their respective pecuniary interests.

(2)
Amounts shown reflect the aggregate number of shares of common stock held by Manulife Financial Corporation and its indirect, wholly-owned subsidiaries based on information set forth in a Schedule 13G filed with the SEC on February 13, 2018. Manulife Asset Management (US) LLC reported sole voting power and sole dispositive power over 6,831,076 shares. Manulife Asset Management (North America) Limited reported sole voting power and sole dispositive power over 41,871 shares. Manulife Asset Management Limited reported sole voting power and sole dispositive power over 34,681 of the shares. The address of Manulife Financial Corporation is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5.

(3)
Amounts shown reflect the aggregate number of shares of common stock held by The Vanguard Group based on information set forth in an amendment to Schedule 13G filed with the SEC on February 12, 2018. The Vanguard Group reported sole voting power over 25,016 shares, shared voting power over 6,799 shares, sole dispositive power over 3,801,282 shares and shared dispositive power over 28,127 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Amounts shown reflect the aggregate number of shares of common stock held by Blackrock, Inc. based on information set forth in an amendment to Schedule 13G filed with the SEC on January 23, 2018. Blackrock, Inc. reported sole voting power over 3,544,752 shares and sole dispositive power over all 3,872,871 shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
Amounts shown reflect the aggregate number of shares of common stock held by Greenlight Capital, Inc. ("Greenlight") and certain of its affiliates based on information set forth in a Schedule 13G filed with the SEC on February 14, 2018. Greenlight reported shared voting power and shared dispositive power over 1,516,100 shares. DME Advisors, LP reported shared voting and shared dispositive power over 512,700 shares. DME Capital Management, LP reported shared voting and shared dispositive power over 795,200 shares. DME Advisors GP, LLC reported shared voting and shared dispositive power over 1,307,900 shares. David Einhorn, as the principal of Greenlight, reported shared voting and shared dispositive power over 2,824,000 shares. The address of Greenlight is 140 East 45th Street, 24th Floor, New York, NY 10017.

(6)
Amounts shown reflect the aggregate number of common stock held by Echinus Advisors, LLC and Philip Uhde based on information set forth in a Schedule 13G filed with the SEC on February 14, 2018. Echinus Advisors, LLC reported shared voting power and shared dispositive power over 2,761,040 shares. Philip Uhde reported shared voting power and shared dispositive power over 2,761,040 shares. The address of Echinus Advisors, LLC and Philip Uhde is 69 Mercer Street, 5th Floor, New York, NY 10012.

(7)
Amounts shown reflect the aggregate number of shares of common stock held by Dynamo Internacional Gestão de Recursos Ltda. ("Dynamo") based on information set forth in a Schedule 13G filed with the SEC on February 14, 2018. Dynamo reported sole voting power over 2,758,966 shares, sole dispositive power over 220,209 shares and shared dispositive power over 2,538,757 shares. The address of Dynamo is Av. Ataulfo de Paiva, 1235-6 Andar, Rio de Janeiro D5 22440-034, Brazil.

(8)
Includes 75,721 shares of common stock which are the result of the vesting of restricted stock units, however payout of the vested common shares is deferred until thirty days following termination of his employment.

(9)
Includes the following number of shares of common stock which a Director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 14, 2018, or that will become exercisable within 60 days after that date, or other equity instruments which are scheduled to vest and convert into common shares within 60 days after that date:

	Name	Number of Shares	Name	Number of Shares
	Scott L. Thompson	301,810	Evelyn S. Dilsaver	19,789
	Bhaskar Rao	20,266	John A. Heil	10,998
	Richard W. Anderson	51,462	Jon L. Luther	1,669
	David Montgomery	124,241	Usman S. Nabi	—
	Clifford Buster	—	Richard W. Neu	675
	Scott Vollet	19,718	Arik W. Ruchim	—
			Robert B. Trussell, Jr.	12,598
	All Executive Officers and Directors as a Group (12 persons):			563,226

(10)	Includes 25,000 shares of common stock owned by RBT Investments, LLC, Robert B. Trussell, Jr. and Martha O. Trussell as tenants in common.

Agreements with H Partners
2017 Agreement. On June 26, 2017, the Company entered into a Non-Disclosure and Standstill Agreement (the “2017 Agreement”) with Usman Nabi, a Director of the Company (referred to in the 2017 Agreement as the “Director”), and H Partners Management, LLC (“H Partners”); H Partners, LP; H Partners Capital, LLC; P H Partners LTD; H Offshore Fund LTD.; and Rehan Jaffer (together with H Partners, the “H Partners Group”), which collectively beneficially owned 7,311,200 shares of the outstanding common stock of the Company, par value $0.01 per share (the “Common Stock”) as of March 14, 2018.
The 2017 Agreement provides for (i) certain confidentiality obligations for the Director, (ii) the ability of the Director to disclose Confidential Information (as defined in the 2017 Agreement) to his legal counsel and to other parties within the H Partners Group for the purpose of assisting him in the performance of his duties as a Director of the Company, (iii) requiring compliance with the Company’s Insider Trading Policy (as defined in the 2017 Agreement) and the Company’s “trading window” and preclearance requirements, and (iv) customary “standstill’ provisions that generally prohibit each H Partners Group Member (as defined in the 2017 Agreement) from taking specified action with respect to the Company and its securities, including, among others: (x) acquiring beneficial ownership of twenty percent (20%) or more of the Company’s then outstanding Common Stock in the aggregate (among all of the H Partners Group Members and their Affiliates and Associates (as defined in the 2017 Agreement)) or (y) seeking or in any way assisting or facilitating any other person in seeking, among other things, to acquire control of the Company or to engage in certain other extraordinary transactions with respect to the Company or any of its subsidiaries or any material portion of its or their businesses, all as more fully described in the Agreement. The 2017 Agreement contains no restrictions on the ability of the H Partners Group to vote its shares of Common Stock, including in any proxy contest, or to transfer its Common Stock. In addition, the standstill provisions under the 2017 Agreement do not purport to prevent the Director or any other Director from exercising his or her rights to comply with his or her fiduciary duties as a Director of the Company or from participating in board room discussions or private discussions with other members of the Board.
Either the Company or the Director may terminate the right described above to share information at any time by written notice. The date these rights terminate, either in accordance with the terms of the 2017 Agreement or otherwise, is referred to as the “Information Termination Date.” The standstill provisions described above terminate six months after the Information Termination Date.
The above summary of the terms of the 2017 Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as an exhibit to the Company’s Current Report on Form 8-K filed on June 28, 2017.
2018 Agreement. In connection with the pending departure of Mr. Nabi from H Partners, the Company and H Partners entered into a letter agreement pursuant to which (i) the Company agreed to nominate Mr. Ruchim to the Company’s Board at the Annual Meeting, (ii) the H Partners Group members agreed to vote at the Annual Meeting in favor of the Company’s nominees for the Board of Directors, and (iii) Mr. Ruchim will be permitted to share information with H Partners and certain related parties as the “Director” pursuant to the 2017 Agreement and will be required to comply with the obligations of the Director in the 2017 Agreement.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A") is organized into eight sections:

INTRODUCTION

This CD&A provides information about the material components of our executive compensation programs for our Named Executive Officers ("NEOs"), whose compensation is set forth in the 2017 Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•	Scott L. Thompson, Chairman, President and Chief Executive Officer ("CEO");

•	Bhaskar Rao, Executive Vice President and Chief Financial Officer ("CFO");

•	Richard W. Anderson, Executive Vice President and President, North America;

•	David Montgomery, Executive Vice President and President, International;

•	Scott J. Vollet, Executive Vice President, Global Operations;

•	Barry A. Hytinen, former Executive Vice President and CFO; and

•	Jay G. Spenchian, former Executive Vice President and Chief Marketing Officer.

We had several changes in our senior leadership team in 2017 and early 2018. H. Clifford Buster, III joined the Company in September 2017 as Executive Vice President, Direct to Consumer, North America. Bhaskar Rao was promoted to Executive Vice President and CFO effective October 13, 2017. Prior to that he was serving as Senior Vice President, Finance and Chief Accounting Officer. During 2017, Scott J. Vollet served as Senior Vice President, Global Operations and effective January 1, 2018 was promoted to Executive Vice President, Global Operations. As discussed later in this CD&A, Jay G. Spenchian, our former Executive Vice President and Chief Marketing Officer, left the Company effective February 28, 2017, and Barry A. Hytinen, our former Executive Vice President and CFO, left the Company effective October 13, 2017. Although Mr. Spenchian and Mr. Hytinen are NEOs for 2017 for purposes of SEC rules, they are not subject to our current executive compensation program and did not participate in certain portions of the fiscal 2017 program. Accordingly, in order to preserve an accurate description of our executive compensation programs, references in this CD&A to “executives” or “NEOs” are intended to exclude Mr. Spenchian and Mr. Hytinen unless otherwise noted. For a discussion of the 2017 compensation for Mr. Spenchian and Mr. Hytinen, please refer to the subsection of this CD&A titled "2017 Compensation for Former Named Executive Officers."
In response to direct stockholder feedback during a proxy contest in connection with our 2015 Annual Meeting of Stockholders, our Board of Directors effected several management and compensation changes.  These changes included: (i) the recruitment of a highly experienced CEO with a strong record of shareholder value creation, (ii) a realignment of strategy to emphasize profit growth as opposed to sales growth and (iii) a more focused compensation structure that includes an aspirational long-term earnings target that would reward management for delivering exceptional outcomes for shareholders. In addition, in order to create a more focused, efficient management structure, since May 2015 we have streamlined our Board of Directors and refreshed the composition of our Board (with eight Directors leaving the Board and four new Directors joining the Board) and significantly reduced the size of our senior management team. Our executive compensation program resulting from these changes is designed to attract, motivate and retain the leaders of our business. By rewarding our executives for Company performance and execution of key business plans and strategies, our compensation program creates long-term value for our stockholders. This CD&A explains how the Compensation Committee of the Board of Directors made compensation decisions in 2017 and 2018 for our NEOs.

BUSINESS SUMMARY

2017 Key Business Highlights
We develop, manufacture and market bedding products, which we sell globally. Our long-term strategy is to drive earnings growth. Our original key initiatives for 2017 included developing the best bedding products, investing in our brands, expanding our North America business segment margins while maintaining market share, growing our market share in our International business segment and optimizing our worldwide distribution.
During the week of January 23, 2017, we were unexpectedly notified by the senior management of Mattress Firm, Inc. ("Mattress Firm") and representatives of Steinhoff International Holdings Ltd., its parent company, of Mattress Firm's intent to terminate its business relationship with us if we did not agree to considerable changes to our agreements with Mattress Firm, including significant economic concessions. Mattress Firm was a customer within the North America segment and was our largest customer in 2016. Mattress Firm represented 21.4% of our sales for the year ended December 31, 2016. We engaged in discussions to facilitate a mutually agreeable supply arrangement with Mattress Firm. However, we were unable to reach an agreement, and on January 27, 2017, we issued formal termination notices for the sale of all of our products to Mattress Firm, and after a transition period the business relationship ended on April 3, 2017. Following the termination of the Mattress Firm relationship, our key initiatives for 2017 were expanded to include recapturing market share and net sales in the United States.
During 2017, we took steps to manage our cost structure as a result of the termination of the business relationship with Mattress Firm, but in 2017 we managed our business and costs with the primary goal of recapturing market share and net sales, and we expect this will continue in 2018. While the loss of the Mattress Firm relationship had a material impact on our operating results in 2017, we believe the termination of the business relationship is in the long-term interests of our stockholders. However, the Compensation Committee also recognized that the event was highly disruptive to outstanding incentive programs with stretch performance targets that were approved based on the assumption that the Mattress Firm relationship would continue through the performance period. Incentive programs negatively impacted by the termination event include our 2017 annual incentive program, as the performance goals were approved prior to the termination of the relationship, and our “aspirational” grants of performance restricted stock units (“PRSUs”) in 2015 with very challenging performance targets for 2017 and 2018. As a result, the Compensation Committee took action to ensure the executive team, including the NEOs, remained motivated and committed to the successful achievement of the Company’s key initiatives. The actions taken by the Compensation Committee are discussed in greater detail throughout this CD&A and the supporting rationale for the decisions is provided under “2017 Compensation Actions - Rationale for Key Compensation Decisions in 2017” below.
Our net sales decreased 12.0% in 2017 as compared to 2016, driven primarily by the termination of the Mattress Firm relationship. Excluding Mattress Firm, our North America net sales increased $176.6 million, or 9.3%, driven by growth across all of our brands as part of our sales recapture strategy. Our net sales to Mattress Firm decreased by $572.9 million in 2017 as compared to 2016, and this net sales decrease drove many of our other performance metrics for 2017. Net income decreased by 20.3% to $152.7 million, earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, decreased 20.5% to $403.0 million, and adjusted EBITDA, a non-GAAP financial measure, decreased by 14.0% to $448.5 million.
We provide information regarding EBITDA and Adjusted EBITDA, which are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance. For more information about these non-GAAP financial measures, including reconciliations to GAAP information, please refer to Appendix A to this Proxy Statement.

2017 Say on Pay Vote Results and Stockholder Outreach
Our executive compensation program received stockholder support and was approved on an advisory basis by approximately 88% of the votes present or represented and entitled to vote at the 2017 Annual Meeting of Stockholders, which was an improvement from the approximately 77% approval received at the 2016 meeting. Members of our management and Board of Directors periodically conduct outreach, either in person or by telephone, with stockholders owning more than a majority of our outstanding stock, including discussions regarding compensation issues. The Compensation Committee will continue to consider future feedback from stockholders and other stakeholders while ensuring the executive compensation program continues to support our business and talent management objectives and strategic priorities.

OUR COMPENSATION PROGRAM

Compensation Best Practices

Our compensation program features specific elements designed to align executive compensation with long-term stockholder interests. We also strive to reflect and implement compensation design and governance best practices in our program. These practices include:

What We Do		What We Don't Do
•	Emphasize incentive-based compensation to align pay with performance	•	Permit stock option repricing without stockholder approval
•	Place primary emphasis on equity-based compensation to align executive and stockholder interests	•	Provide uncapped incentive award opportunities
•	Tie performance-based incentives to metrics that drive the leadership team and other employees to accomplish our most important business goals	•	Permit stock hedging or stock pledging activities
•	Subject executives to stock ownership guidelines and holding requirements, which were amended in 2016 to increase the ownership requirement for the CEO and members of the Board of Directors	•	Provide for multi-year pay guarantees within employment agreements
•	Maintain a Clawback Policy allowing for the recovery of excess compensation resulting from a material financial restatement and fraud, willful misconduct or gross negligence	•	Maintain single trigger vesting provisions in the event of a change of control for cash severance or equity award vesting acceleration
•	Use tally sheets and other analytical tools to assess executive compensation	•	Provide excessive perquisites or benefits to our NEOs.
•	Engage an independent compensation consultant to advise the Compensation Committee

CEO Annualized Compensation Values and Pay-for-Performance Alignment
Our compensation program is designed to align the interests of our NEOs, including our CEO, with our stockholders. We set challenging performance goals and are committed to aligning pay with performance. Mr. Thompson’s compensation package, which was established as part of an extensive recruiting process in 2015, includes a number of special awards to attract, retain, and motivate a highly experienced CEO with an exceptional record of shareholder value creation. Because amounts reported for 2017 in the Summary Compensation Table or the footnotes do not reflect the entire value of certain multi-year awards made in 2015 and 2016, and includes the full value of a special stock option award made in 2017 that vests over four years, the amounts presented for 2017 are not indicative of annualized pay opportunities considered by the Compensation Committee. The table below summarizes Mr. Thompson’s annualized total compensation opportunity, recognizing that a number of awards made in 2015, 2016 and 2017 were special grants. It should also be noted that, as a result of the 2015 Matching PRSU Grant offered to Mr. Thompson in connection with his hire, and the 2016 Matching PRSU Grant offered to Mr. Thompson and the Company's other executive officers, he has invested approximately $8 million in cash in the Company's common stock, significantly aligning his interests with those of the Company's stockholders.
The fiscal year 2017 total direct compensation for Mr. Thompson as reported in the Summary Compensation Table was significantly larger than the annualized target total direct compensation, at approximately 122% of annualized total target direct compensation. However, total realizable compensation (that is, potential actual pay delivery) for 2017 was significantly less than both total direct compensation and annualized target total direct compensation, at approximately 79% of the annualized target total direct compensation and approximately 65% of total direct compensation, which aligns with the Company’s below target performance during the year.

Supplemental Table of Pro-Forma Annualized Target Total Direct Compensation Value and Realizable Pay Comparisons for Mr. Thompson
Compensation Element	FY 2017($)	Annualized Target ($)	2017 Total Realizable Compensation ($)
Base Salary(1)	1,100,000	1,100,000	1,100,000
Annual Incentive(2)	1,375,000	1,375,000	1,375,000
2015 Sign-On Bonus (One-Time Hiring Award)(3)		686,695	686,695
2015 Performance-Based Matching PRSU Grant (Special Hiring Award)(4)		1,717,063	1,456,207

2015 Aspirational PRSU Grant (Special Grant) (5)			—	(6)	—
2016 Performance-Based PRSU Matching Grant (Special Grant)(7)			636,315		644,077
2017 Restricted Stock Grant(8)	7,000,000		7,000,000		6,314,074
2017 Stock Option Grant (Special Grant)(9)	8,423,616		2,105,904		—
2017 Performance-Based PRSU Grant (Special Grant) (10)	—	(11)	—	(11)	—
Total Direct Compensation(2)	17,898,616		14,620,977		11,576,053

(1)	2017 base salary was $1,100,000. This reflected no increase from 2016.
(2)	Target award opportunity equal to 125% of salary. This reflected no increase from 2016. For 2017 Mr. Thompson received an annual bonus of $1,375,000, or 100% of his target bonus of $1,375,000.
(3)
Reflects a $1.6 million one-time signing bonus paid in 2015. If Mr. Thompson had voluntarily terminated his employment (other than for Good Reason) prior to December 31, 2017, he would have been required to repay a pro-rated portion of the signing bonus to the Company. Annualized over 2.33 years.

(4)
In September 2015, Mr. Thompson purchased $5 million of Company stock and received a matching grant of 69,686 PRSUs that vest in three annual installments subject to meeting a requirement for positive pre-tax income for 2016, which was met. For the annualized value, the value at the date of grant is annualized over the vesting period. For the 2017 total realizable compensation, the value is calculated by multiplying one-third of the grant, or 23,228.7 shares, by $62.69, the closing price of the common stock on December 29, 2017 (the last trading day of 2017).

(5)
This grant of 620,000 PRSUs runs through 2017 (or 2018 with a reduced award opportunity) and is tied to an aspirational performance goal of achieving more than $650 million in Adjusted EBITDA for 2017 or 2018. At the time of grant, the Compensation Committee believed these were challenging performance hurdles and, if achieved, would likely result in significant stockholder value creation. Because the performance requirement for vesting was so challenging, at the time of grant these shares were not expected to vest; therefore, no value attributable to these PRSUs is included in the Summary Compensation Table. The Company did not meet the performance target for 2017 and accordingly two-thirds of the PRSU award has expired without vesting. In addition, the Compensation Committee does not believe that the Company will achieve the performance target for 2018 and accordingly the remaining PRSUs are not expected to vest and no longer serve as a meaningful incentive tool.

(6)
Amount shown represents the grant date fair value, based on the probable outcome of the performance conditions as of the grant date computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). For a discussion of our accounting treatment for these aspirational PRSU grants, please refer to Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. For informational purposes, assuming that we had achieved more than $650 million in Adjusted EBITDA for 2017, the grant date fair value would have been $44,485,000, calculated by multiplying the maximum number of shares issuable under the PRSUs (620,000) by the price on the grant date ($71.75).

(7)
In February 2016, the Compensation Committee approved a special incentive program for senior management pursuant to which the Company would issue PRSUs to match open market stock purchases made by the executives, up to a cap. These PRSUs vest over a 5-year period subject to meeting a requirement for positive profits for 2016, which was met. Mr. Thompson received 51,370 PRSUs to match the purchase of 51,370 shares in the open market for a total purchase price of $2,999,995. For the annualized value, the grant date value is annualized over the vesting period. For the 2017 total realizable compensation, the value is calculated based on one-fifth of the total shares, or 10,274, multiplied by $62.69, the closing price of the common stock on December 29, 2017 (the last trading day of 2017).

(8)
In January 2017 the Company granted restricted stock units (“RSUs”) for 100,719 shares, vesting over 4 years, subject to meeting a requirement of positive profits for 2017 which was met. The annualized value is based on the fair market value on the date of grant. For the total realizable compensation, the value is calculated by multiplying 100,719 by $62.69, the closing price of the common stock on December 29, 2017 (the last trading day of 2017).

(9)
In January 2017, the Company granted stock options to acquire 339,476 shares, vesting over four years, at an exercise price of $69.50, and these stock options will only have value if our stock price appreciates between the grant date and time of exercise. For the annualized value, the value at the date of grant is annualized over the vesting period. For the 2017 total realizable compensation calculation, no value is shown because the exercise price of $69.50 exceeds the closing price of the common stock on December 29, 2017 (the last trading day of 2017).

(10)
This grant of 620,000 PRSUs is tied to an aspirational performance goal of achieving between $600 and $650 million in Adjusted EBITDA during any four consecutive quarter period ending between March 31, 2018 and December 31, 2019 (the “First Designated Period”) or ending between March 31, 2020 and December 31, 2020 (the “Second Designated Period”), with only half of the award available if the target is not met in the First Designated Period but is met in the Second Designated Period. At the time of grant, the Compensation Committee believed these were challenging performance hurdles and, if achieved, would likely result in significant stockholder value creation. Because the performance requirement for vesting is so challenging, at the time of grant these shares were not expected to vest; therefore, no value attributable to these PRSUs is included in the Summary Compensation Table.

(11)
Amount shown represents the grant date fair value, based on the probable outcome of the performance conditions as of the grant date computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). For a discussion of our accounting treatment for these aspirational PRSU grants, please refer to Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. For informational purposes, assuming that we achieve more than $650 million in Adjusted EBITDA during the First Designated Period, the grant date fair value would be $36,927,200, calculated by multiplying the maximum number of shares issuable under the PRSUs (620,000) by the price on the grant date ($59.56).

(12)	Does not include value of aspirational PRSU grants, as described in Note 6 and Note 11.

Roles of the Committee, Compensation Consultant and Management
The Compensation Committee is comprised solely of independent directors and is responsible for determining the compensation of our CEO and other NEOs. The Compensation Committee's composition has changed significantly since 2015 in connection with the significant change in the composition of the Board in 2015 and 2016 and the Company's transition to a smaller Board in 2016. The Compensation Committee is currently comprised of Messrs. Luther (Chair), Nabi and Neu. Mr. Nabi joined the Compensation Committee in May 2015, Mr. Neu joined the Compensation Committee in February 2016, and Mr. Luther joined the Compensation Committee (as Chair) in May 2016.
The Compensation Committee receives assistance during its evaluation process from: (1) Frederic W. Cook & Co., Inc. ("F.W. Cook"), the Compensation Committee’s independent consultant; and (2) our CEO and internal compensation staff, led by our Senior Vice President, Human Resources. F.W. Cook has been retained by and reports directly to the Compensation Committee; it does not have any other consulting engagements with management. F.W. Cook, at the Compensation Committee’s request, regularly provides independent advice on current trends in compensation design, and provides executive compensation benchmark data and compensation program proposals to assist in evaluating and setting the overall structure of our executive compensation program and the compensation levels of our NEOs.
The Compensation Committee reviews and evaluates the CEO’s performance and determines and approves the CEO’s compensation. The Compensation Committee also reviews, with input from the CEO, the performance of the executive vice presidents (the "EVPs") and senior vice presidents ("SVPs") and determines and approves the compensation for the EVPs and SVPs. Our CEO reviews the compensation of the other executive officers annually and makes recommendations to the Compensation Committee regarding base salary, annual incentive and long-term incentive compensation plans.

Peer Group
Our Compensation Committee examines competitive peer group and survey information, compiled by F.W. Cook, as one of many factors to assist in determining base salary, annual incentive compensation and stock-based long-term equity awards. In addition to market data, the Compensation Committee considers factors such as individual performance, internal equity among executives, promotion potential and retention risk in determining total compensation for our NEOs. The Compensation Committee periodically benchmarks our executive compensation against the compensation paid to executives at a peer group of publicly-traded companies of similar size and in similar industries to the Company (the "Peer Group") to obtain a general understanding of current compensation practices. The 19 companies currently comprising the Peer Group provide a useful comparison to the Company based, among other things, on their similarity in size, revenues, market capitalization, EBITDA, scope of operations and branded consumer product focus. The Compensation Committee periodically evaluates the appropriateness of the size and composition of the Peer Group, and makes changes to its membership in response to mergers and acquisitions and changes in organizational comparability. In 2017 the Peer Group was changed: to remove Dorel Industries and Fossil Group, which were below the targeted market capitalization range used by the Compensation Committee, and Mohawk Industries which was above the market capitalization range; to delete Harman International and Lexmark International, which were acquired; and to add RH (f/k/a Restoration Hardware), which met the revenue, market capitalization and business comparability criteria used by the Compensation Committee.
The Peer Group companies are listed below:

2017 Peer Group

Brunswick Corporation (BC)	Herman Miller, Inc. (MLHR)	Steelcase Inc. (SCS)
Carter's, Inc. (CRI)	La-Z-Boy Incorporated (LZB)	Tupperware Brands Corporation (TUP)
Columbia Sportswear Company (COLM)	Leggett & Platt, Incorporated (LEG)	Under Armour, Inc. (UA)
Deckers Outdoor Corporation (DECK)	lululemon athletica inc. (LULU)	Williams-Sonoma, Inc. (WSM)
Gildan Activewear Inc. (DII/A)	Polaris Industries Inc. (PII)	Wolverine World Wide, Inc. (WWW)
Hanesbrands Inc. (HBI)	RH (RH)
Hasbro, Inc. (HAS)	Sleep Number Corporation (SNBR)

Tally Sheets

In addition to considering compensation levels for the Peer Group, the Compensation Committee also considers information contained in total compensation tally sheets for each NEO. The Compensation Committee uses tally sheets to evaluate accumulated equity value and total compensation opportunities. The tally sheets summarize each component of compensation, including base salary, annual incentive plan payout, vested and unvested long-term incentive plan awards, 401(k) company contributions, health and welfare benefits, perquisites and potential payments in the event of termination of employment under various scenarios.

Compensation Objectives
Each element of our compensation program is designed to attract, motivate and retain our management talent and to reward management for strong Company performance and successful execution of key business plans and strategies. We believe that our compensation philosophy aligns management incentives with the long-term interests of our stockholders.

Compensation Components
The principal components of compensation for our NEOs include the following:

Pay Element	Purpose	Description	Link to Performance
Annual Base Salary	To attract and retain leadership talent and to provide a competitive base of compensation that recognizes the executive’s skills, experience and responsibilities in the position.	Fixed, non-variable cash compensation.
Base salary levels are based on a number of factors including each individual’s time and sustained performance in a role, internal equity considerations, and succession planning considerations among other factors.

Annual Incentive Plan (AIP) Awards	To provide executives with a clear financial incentive to achieve critical short-term financial and operating targets or strategic initiatives.	Variable annual cash incentive with payout based on Company and individual performance over the fiscal year.
Annual incentive opportunity is targeted at a competitive level, generally near the market median for each executive. The actual incentive award payout is based on the achievement of the performance criteria and can range from 0% to 200% of target payout. 100% of the FY 2017 AIP payout opportunity was based on the Company's Adjusted EBITDA for 2017. Using a Company-wide performance goal based on Adjusted EBITDA promotes collaboration and focuses the entire Company on a goal that strongly correlates with stockholder value creation.

Annual Long-Term Incentive Awards
To align a significant portion of executive compensation to the Company's long-term operational performance as well as share price appreciation and total stockholder return. This component serves to motivate and retain executive talent.
Annual grants of stock options, PRSUs, and/or restricted stock.
The Company has granted annual Long-Term Incentive Plan ("LTIP") awards in the form of stock options, PRSUs and restricted stock units ("RSUs"). Stock options have value only if and to the extent our share price increases from the date of grant to the time of exercise.

PRSUs are granted to reward participants for the successful achievement of annual or multi-year performance objectives, using a currency (common stock) that is strongly aligned with stockholder interests.

RSUs are granted primarily to enhance retention and reinforce an ownership mentality through enhanced equity stakes.

Special Long-Term Incentive Awards
To provide executives with an above market incentive only if significant shareholder value is created or to motivate executives to make significant personal investments in the Company to further executive alignment with other shareholders.
Aspirational performance equity awards and matching awards.
Aspirational awards are earned only if there is significant, above-market improvement in performance over a defined period of time.

Matching awards are granted primarily to enhance retention and encourage significant ownership of the Company's common stock by the executive officers. Since inception of the matching awards, the Company's current executive officers have invested approximately $11 million in the Company's common stock.

Overall, the Compensation Committee seeks to strike a balance among the three ongoing components of salary, annual cash bonus and annual equity awards, and also provide special equity grants from time to time that create additional significant incentives for exceptional performance, require management to make significant long-term cash investment in our common stock or address specific retention or incentive issues, with an emphasis on ensuring that a majority of the total potential compensation for the Company’s executive officers is significantly at risk and tied to overall Company performance.
2017 Target Compensation Mix
The charts below show that most of our NEOs’ target pay mix (excluding special grants and sign-on bonuses) is variable and at risk. For the CEO, 88% of the 2017 target annualized compensation was provided in the form of annual and long-term incentives (see “Our Compensation Program - CEO Annualized Compensation Values and Pay-for-Performance Alignment - Supplemental Table of Pro-Forma Annualized Target Total Direct Compensation Value and Realizable Pay Comparison for Mr. Thompson” for a description of the elements included in Mr. Thompson’s compensation). For the other NEOs, annual and long-term incentives made up 75% of the total target pay mix. The proportions of each pay component shown below may change in the future based on market or performance considerations.

Inclusion of special long-term incentive awards would attribute a greater portion of the mix towards variable and at risk pay, which is not reflective of the regular annual target compensation program. Therefore, special long-term incentive awards are excluded from the charts below:

2017 COMPENSATION ACTIONS
This section summarizes the actions taken by the Compensation Committee for 2017.
Rationale for Key Compensation Decisions in 2017
Our compensation program is designed to align the interests of our NEOs, including our CEO, with our stockholders. We set challenging performance goals and are committed to aligning pay with performance. Mr. Thompson’s compensation package, which was established as part of an extensive recruiting process in 2015, includes a number of special awards to attract, retain, and motivate a highly experienced CEO candidate with an exceptional record of stockholder value creation. Our overall approach to compensation over the last few years has been to target salary and annual cash bonus opportunity at the market median for our Peer Group, with higher levels for our CEO based on the terms set when he joined us in 2015. We have set our annual equity incentive compensation at a level higher than the median for our Peer Group, because we believe tying more of the overall compensation to equity incentives enhances alignment with the interests of our stockholders. Our equity incentive grants have included both annual regular grants and special grants, including “aspirational” PRSU grants that provide for extraordinary compensation to be paid only if extraordinary performance goals are achieved. In addition, as a result of the unexpected termination of our relationship with our largest customer, Mattress Firm, we made certain changes to our compensation packages to reflect the new business environment and to retain and motivate our senior management team for the remainder of 2017 and beyond. We recognize that some aspects of our approach to compensation and our decisions on 2017 compensation may not be consistent with the standards advocated by certain influential proxy advisory firms, but we believe our approach and the decisions we have made were necessary and appropriate for our business and in the best interests of our stockholders. Based on feedback we received from many stockholders on our compensation program during 2017, and the approval of our compensation program at our 2017 Annual Meeting by holders of 88% of the shares present or entitled to vote, we believe our stockholders understand and strongly support our overall compensation strategy. Specific elements of our compensation package and decisions made during 2017 are discussed below.
Salary. Mr. Thompson’s annual salary was set by his employment agreement when he joined us in 2015, and has not increased since then. For other NEOs, we generally target the market median. Our NEOs did not receive any increase in base salary for 2016 or 2017, other than in connection with promotions. We intentionally keep year-over-year changes in salary modest because base salary is not a key driver of our pay-for-performance strategy.
Annual Incentive Plan. In December 2016, we adopted a challenging Company-wide Adjusted EBITDA target for the 2017 AIP, which assumed the continuation of the Mattress Firm relationship. The 2017 AIP required growth of 8.3% in Adjusted EBITDA, compared to the Company’s Adjusted EBITDA for 2016, to pay out at 100% of the target bonus, and 17.9% growth to pay out at 200% of the target bonus. However, the termination of the Mattress Firm relationship suddenly and unexpectedly eliminated the likelihood of earning any bonus under the approved 2017 target performance goal. The Compensation Committee discussed the potential impact of the terminated relationship on near-term results, and whether the current incentive programs served to effectively retain and motivate executives and other employees given the uncertainty created by the loss of the Mattress Firm relationship. As a result of this discussion, the Compensation Committee fully recognized that the recently-approved 2017 AIP no longer served as a meaningful performance incentive for the remainder of the year based on the original Adjusted EBITDA goal. As part of this discussion, the Compensation Committee took into account the feedback from certain stockholders who expressed support for revising certain programs as necessary to reflect the updated business plan. The Compensation Committee considered resetting the performance goals for the year, however, in light of the difficulty in forecasting with any precision the level of sales recapture the Company would achieve by the end of the year, the Compensation Committee did not believe it was possible in the first quarter of 2017 to create a new Adjusted EBITDA goal that would serve as an effective incentive tool.
As a result, in March 2017, the Compensation Committee exercised its authority under the terms of the 2017 AIP to make adjustments for extraordinary events and provided assurances to all participants other than the CEO that bonuses would be paid at 100% of the target bonus opportunity in order to sustain employee morale and a create a near-term retention incentive during a period of uncertainty. In coming to this decision, the Compensation Committee concluded that because of the loss of Mattress Firm as a customer and the resulting changes in the short-term outlook for the business, it was very important for the Company and its stockholders that the senior executives and other employees have in place both significant retention incentives and significant incentives to address the issues created by the termination of the contracts with Mattress Firm. In addition, it was also very important to incent the management team to improve the Company's long-term financial performance, including taking steps that may adversely affect financial results for 2017, but would be in the long-term best interests of the Company and its stockholders. As part of this decision-making process, the Compensation Committee also reaffirmed its support of management’s decision not to agree to the significant economic concessions requested by Mattress Firm, and acknowledged that the decision was in the long-term best interests of our stockholders.
In March 2018, the Compensation Committee approved a bonus payment for the CEO at 100% of his target amount based on the authority reserved for the Compensation Committee under the 2017 AIP to make adjustments for extraordinary events, such as the Mattress Firm termination. The Compensation Committee’s action was based on their view that Mr. Thompson had delivered extraordinary performance in 2017, including his effective leadership in repositioning the Company in response to the Mattress Firm termination, leading the Company’s efforts to recapture sales in 2017 with wholesale sales in North America, excluding Mattress Firm, increasing 9.3% over 2016 and direct sales in North America increasing 107.5% over 2016. In addition, the Compensation Committee considered Mr. Thompson’s strong organizational changes and continued improvement in the Company’s manufacturing operations during 2017.
Equity Incentive Grants. We have granted annual LTIP awards in the form of stock options, PRSUs and RSUs and the form and mix of these awards has varied from year to year depending on the particular issues and concerns at the time. In early January 2017, the Compensation Committee chose to grant RSUs under the regular annual LTIP to balance the outstanding performance-based 2015 Aspirational PRSUs (as discussed below under "2015 Aspirational Grants") and to enhance retention and an ownership mentality by enhancing equity stakes.
At the same time, which was prior to the notice from the Mattress Firm representatives of their intent to terminate the relationship, the Compensation Committee granted special stock option grants to certain members of our management team, including the NEOs, to recognize significant improvements in the Company’s operations and profitability since September 2015, including the cost savings resulting from the smaller management team created as part of senior management’s efforts to develop a more streamlined management structure. The Compensation Committee chose to make these awards in the form of stock options such that these special grants will only have value if and to the extent our stock price increases over time. These stock options have an exercise price at fair market value at the time of grant, and following the termination of the Mattress Firm relationship, the special grant stock options fell underwater (that is, stock price fell below the option exercise price) and remained underwater through the remainder of 2017 and through the date of this Proxy Statement.
In August 2017, in light of the revised business outlook for 2017 as a result of the Mattress Firm termination, and the conclusion by the Compensation Committee that the prior 2015 Aspirational PRSUs had served as an effective incentive tool even though none of these PRSUs are likely to vest, and taking into account feedback from certain stockholders that the Company needed to implement new incentives in light of the Company’s changed environment, the Company adopted a new 2017 Aspirational PRSU program. Similar to the prior 2015 Aspirational PRSUs, the Compensation Committee designed the award to require an extraordinary level of performance from the management team in order to be earned. If the extraordinary performance is not achieved, the award will forfeit similar to the expected outcome for the prior 2015 Aspirational PRSUs. It is expected that the achievement of the targeted level of performance would create significant value for our stockholders. As such, the Compensation Committee believes that these aspirational PRSUs serve as an important part of our pay-for-performance model and the overall compensation strategy.

Our equity incentive practices are described in greater detail below.

Base Salary

Each of our NEOs' base salary is established pursuant to his employment agreement. On average, 2017 base salaries for our NEOs were targeted at the market median. The table below summarizes the annualized salary changes during the year:

Named Executive Officer	2016 Annual Salary	2017 Annual Salary	Increase (%)
Scott L. Thompson	$1,100,000	$1,100,000	—
Bhaskar Rao(1)	Not in Role in 2016	$ 430,000	New Role
Richard W. Anderson	$ 441,000	$ 441,000	—
David Montgomery	£ 298,576	£ 298,576	—
Scott J. Vollet(2)	$ 324,450	$ 324,450	—

(1)	Mr. Rao was promoted to CFO during 2017. Amount shown for 2017 represents his annualized salary at the end of 2017. His annualized salary for his previous role was $324,500.
(2)
Mr. Vollet served as Senior Vice President, Global Operations during 2017 prior to being promoted to Executive Vice President, Global Operations in 2018. Amount shown represents his salary for his prior role.

Mr. Rao received an increase in base salary during 2017 in connection with his promotion to CFO during 2017. No other NEO received an increase in salary for 2017.

2017 Annual Incentive Program

Our annual incentive program ("AIP") ensures that a significant portion of each NEO’s annual compensation is at risk and dependent on overall Company performance. The program provides NEOs a clear financial incentive to achieve critical short-term financial and operating targets or strategic initiatives. The Compensation Committee is responsible for administering the AIP pursuant to the terms of our Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives (the "2015 Annual Incentive Plan") which was approved by our stockholders in May 2015. The 2015 Annual Incentive Plan provides for cash-based performance awards, including awards intended to qualify as performance compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code").
The design and purpose of the AIP are to focus the NEOs on behaviors that support our overall performance and success. The goals are set with a reasonable level of difficulty that requires the Company and NEOs to perform at a high level in order to meet the goals and objectives. The attainment of these goals and objectives is not assured. Payouts in any year above 100% (target level) indicate significant accomplishment with performance above expectation.
On average, target bonus opportunities for our NEOs were targeted at the market median. The following table sets forth the targeted annual incentive levels for each NEO in 2017, shown as a percentage of his annual base salary at year-end, along with the maximum potential incentive opportunity:

Named Executive Officer	Target Award as a % of Salary	Target Award ($)	Maximum Award as a % of Salary
Scott L. Thompson	125%	$1,375,000	250%
Bhaskar Rao	50% / 70%(1)	$ 126,688 / 65,973	100% / 140%
Richard W. Anderson	70%	$ 308,700	140%
David Montgomery	70%	£ 209,003	140%
Scott J. Vollet	50%	$ 162,225	100%

(1)
In light of Mr. Rao’s promotion to CFO effective October 13, 2017, (i) the amount of Mr. Rao’s target bonus for 2017 with respect to the period up to October 13, 2017 was based on 50% of his base salary paid with respect to the period from January 1, 2017 to October 13, 2017 and (ii) the amount of Mr. Rao’s target bonus for 2017 with respect to the period from October 13, 2017 through December 31, 2017 was based on 70% of his base salary paid with respect to such period.

Messrs. Thompson, Anderson, Montgomery and Vollet received the same target bonus for 2017 as in 2016. Mr. Rao’s target bonus for 2017 was increased as described above to reflect his promotion to CFO during 2017.

Company-wide Adjusted EBITDA was selected as the sole performance metric for the 2017 AIP, consistent with the change made by the Compensation Committee in 2016 to simplify the program design by eliminating multiple goals and different goals for different groups, and to eliminate subjective goals, and promote collaboration. The Compensation Committee believes that Adjusted EBITDA strongly correlates with long-term stockholder value creation. Performance was required to be measured with no adjustment for currency fluctuations, consistent with the Company’s financial statements, to further align executive and stockholder interests. In order to ensure that our AIP complies with Section 162(m) of the Code, the Company must meet a threshold goal of positive profits in order for any annual incentive to be earned for 2017 by our NEOs. If this threshold goal is achieved, then each NEO's potential annual incentive bonus will become earned at the maximum bonus payable, subject to the exercise by the Compensation Committee of its authority to reduce (but not increase) the actual amount of the incentive bonus payable. In addition, the Compensation Committee is authorized to make adjustments to reflect extraordinary events not contemplated by the budget approved by the Board in December 2016 (but no adjustment may be made with respect to the threshold goal adopted for Section 162(m) purposes).
The 2017 AIP required growth of 8.3% in Adjusted EBITDA, compared to the Company’s Adjusted EBITDA for 2016, to pay out at 100% of the target bonus, and 17.9% growth to pay out at 200% of the target bonus. However, the termination of the Mattress Firm relationship suddenly and unexpectedly eliminated the likelihood of earning any bonus under the approved 2017 target performance goal. The Compensation Committee discussed the potential impact of the terminated relationship on near-term results, and whether the current incentive programs served to effectively retain and motivate executives and other employees given the uncertainty created by the loss of the Mattress Firm relationship. As a result of this discussion, the Compensation Committee fully recognized that the recently-approved 2017 AIP no longer served as a meaningful performance incentive for the remainder of the year based on the original Adjusted EBITDA goal. As part of this discussion the Compensation Committee took into account the feedback from certain stockholders who expressed support for revising certain programs as necessary to reflect the updated business plan. The Compensation Committee considered resetting the performance goals for that year, however, in light of the difficulty in forecasting with any precision the level of sales recapture the Company would achieve by the end of the year, the Compensation Committee did not believe it was possible in the first quarter of 2017 to create a new Adjusted EBITDA goal that would serve as an effective incentive tool. The Compensation Committee concluded that because of the loss of Mattress Firm as a customer and the resulting changes in the short-term outlook for the business, it was very important for the Company and its stockholders that the senior executives and other employees have in place both significant retention incentives and significant incentives to address the issues created by the termination of the contracts with Mattress Firm. In addition, it was also very important to incent the management team to improve the Company's long-term financial performance, including taking steps that may adversely affect financial results for 2017, but would be in the long-term best interests of the Company and its stockholders. Accordingly, and at the request of the CEO that the Compensation Committee provide assurances to participants in the 2017 AIP other than the CEO, and pursuant to the discretion reserved under the 2017 AIP to make adjustments for extraordinary events, the Compensation Committee committed that the bonuses paid under the 2017 AIP would be paid at least at 100% of target (other than for the CEO) to retain and focus the executive team and key employees during this transitional period. The commitment for a payout at target did not affect the requirement for NEOs to meet the Section 162(m) threshold test described above and did not apply to the CEO, who remained subject to the 2017 AIP as originally adopted, including the exercise by the Compensation Committee of its discretion as described above.
In March 2018, the Compensation Committee determined that the Company had met the Section 162(m) threshold test of positive profits for 2017, without any adjustments for the Mattress Firm termination. Accordingly, based on the commitment made in March 2017 as described above, the Compensation Committee approved payouts under the 2017 AIP at 100% of target value for all participants other than the CEO. With respect to the CEO, in March 2018 the Compensation Committee reviewed the CEO’s performance for 2017, including the significant progress made in responding to the termination of the Mattress Firm relationship, and concluded it was appropriate to exercise the discretion reserved under the 2017 AIP for extraordinary events and make adjustments for the Mattress Firm termination. However, the Compensation Committee also determined that it was not possible to determine what Adjusted EBITDA would have been in the absence of the termination of Mattress Firm. In light of the inability to calculate specific adjustments, the Compensation Committee considered Mr. Thompson’s overall performance for 2017. The Compensation Committee determined that Mr. Thompson had delivered extraordinary performance in 2017, including his effective leadership in repositioning the Company in response to the Mattress Firm termination, leading the Company’s efforts to recapture sales in 2017 with wholesale sales in North America increasing 9.3% over 2016 and direct sales in North America increasing 107.5% over 2016. In addition, the Compensation Committee considered Mr. Thompson’s strong organizational changes and continued improvement in the Company’s manufacturing operations during 2017. Based on its evaluation, the Compensation Committee determined that the appropriate adjustment was to approve a payout for the CEO under the 2017 AIP at 100% of target value.
Based on this performance, each of our NEOs received a bonus payment as set forth below:

Named Executive Officer	2017 Target	Percentage of Overall Incentive Target	2017 Actual Payout
Scott L. Thompson	$1,375,000	100%	$1,375,000
Bhaskar Rao(1)	$ 192,661	100%	$ 192,661
Richard W. Anderson	$ 308,700	100%	$ 308,700
David Montgomery	£ 209,003	100%	£ 209,003
Scott J. Vollet	$ 162,225	100%	$ 162,225
(1) In light of Mr. Rao’s promotion to CFO effective October 13, 2017, (i) the amount of Mr. Rao’s target bonus for 2017 with respect to the period up to October 13, 2017 was based on 50% of his base salary paid with respect to the period from January 1, 2017 to October 13, 2017 and (ii) the amount of Mr. Rao’s target bonus for 2017 with respect to the period from October 13, 2017 through December 31, 2017 was based on 70% of his base salary paid with respect to such period.
2017 Annual Long-Term Incentive Grants (Regular Annual Grants)
Members of senior management, including our NEOs, are eligible to receive equity compensation awards under our equity incentive plans. As previously discussed, we believe that providing equity awards as a component of compensation for senior managers aligns the interests of management with the interests of our stockholders and provides an additional method of compensation where the return is directly tied to stockholders’ return on their investment. Our practice in recent years prior to 2016 had been to grant multiple forms of long-term incentive awards, each intended to accomplish different objectives. Similar to 2016, the annual LTIP grants for 2017 were in the form of RSUs vesting over four years. The Compensation Committee chose to use RSUs as a balance to the outstanding performance-based special awards and to enhance retention and an ownership mentality by enhancing equity stakes. The RSUs awarded to our NEOs were also subject to satisfaction of a performance test for Section 162(m) purposes of “positive profits” for 2017, which was met. The Compensation Committee reserves the right to adjust the target award mix from year to year, as deemed appropriate.
The Compensation Committee approved targeted equity values for each of our NEOs in early 2017. Mr. Thompson did not receive an annual equity grant in 2016 because his original equity grants made in September 2015 when he became CEO were intended to cover both 2015 and 2016. For 2017, the Compensation Committee determined that the target equity value for Mr. Thompson’s annual grant should be set at $7,000,000, which is in the top quartile of the market in light of his strong performance and the need to retain and motivate a highly experienced CEO with an exceptional record of shareholder value creation. For Messrs. Anderson, Montgomery and Vollet, the target value of the 2017 annual equity grants remained at the same level as the 2016 annual equity grants. For Mr. Rao, his target annual equity grant was increased for 2017 to $975,000 to reflect his promotion to CFO during 2017.
The following table summarizes the 2017 annual grants to the NEOs:

Named Executive Officer	2017 LTIP Grant Date Fair Value ($)(1)	# of RSUs
Scott L. Thompson	7,000,000	100,719
Bhaskar Rao(2)	975,000	14,847
Richard W. Anderson	975,000	14,029
David Montgomery	1,100,000	15,827
Scott J. Vollet	500,000	7,194

(1)	The grant date fair value is based on $69.50, the closing price of the Company’s common stock on January 5, 2017, the grant date.
(2)
Prior to his promotion to CFO, Mr. Rao received RSUs for 2,878 shares, having a value of $200,000 as of the date of grant. In connection with Mr. Rao’s promotion to CFO effective October 13, 2017, the Company made an additional annual grant to Mr. Rao in October 2017 of RSUs for 11,969 shares, having a value of $775,000 as of the date of grant, and vesting over 4 years.

2017 Special Long-Term Incentive Grants
In early 2017, prior to the notice from the Mattress Firm representatives of their intent to terminate the relationship, our Compensation Committee also approved a special grant for members of management. These special grants were awarded both to create additional incentives for the senior management team and to recognize significant improvements in the Company’s operations and profitability since September 2015 and the cost savings resulting from a 33% reduction in the size of the management team as part of senior management’s efforts to develop a more streamlined management structure. The regular annual grant was made in the form of RSUs to balance the outstanding performance-based 2015 Aspirational PRSUs and to enhance retention and an ownership mentality by enhancing executive ownership of the Company’s common stock. The special grant to the NEOs was in the form of stock options vesting over four years. The Compensation Committee chose to make these awards in the form of stock options because these special grants will only have value if and to the extent our stock price increases over time, and also to distinguish the grants from the regular annual grants made in the form of RSUs. In addition, in order to maximize the retentive effect of these grants, if the employee leaves for any reason before the end of four years, all of the unvested equity awards will terminate. Although these stock options had an exercise price at fair market value at the time of grant, following the termination of the Mattress Firm relationship, the special grant stock options fell underwater (that is, stock price fell below the option exercise price) and remained underwater through the remainder of 2017 and through the date of this Proxy Statement, which has significantly diminished the current incentive impact of these special grants.
The following table summarizes the 2017 special grants to the NEOs:

Named Executive Officer	2017 LTIP Grant Date Fair Value ($)(1)	# of Stock Options	Exercise Price($)
Scott L. Thompson	8,423,616	339,476	69.50
Bhaskar Rao	601,680	24,248	69.50
Richard W. Anderson	1,173,285	47,284	69.50
David Montgomery	1,323,705	53,346	69.50
Scott J. Vollet	601,680	24,248	69.50

(1)	The grant date fair value is based on the Black-Scholes value determined as of January 5, 2017, the grant date.
The long-term incentive grant values determined by the Compensation Committee and the Board are consistent with our compensation philosophy as discussed above.
2015 Aspirational Grants
To further encourage significant increases in profitable growth and stockholder value creation, in 2015 the Board of Directors established an aspirational objective for the Company to achieve more than $650 million in Adjusted EBITDA for 2017. To achieve this aspirational objective, the Company would need to increase its Adjusted EBITDA by nearly $200 million, or more than 40%, above the Company’s Adjusted EBITDA of $455 million for 2015. To further align executive and stockholder interests, Adjusted EBITDA is measured with no adjustment for currency fluctuations, consistent with the Company’s financial statements. To reinforce this objective and encourage “aspirational pay for aspirational performance,” the Compensation Committee approved special aspirational PRSU grants for a group of senior executives, including our NEOs, as described below.
In September 2015, the Compensation Committee established an initial compensation package for Mr. Thompson that places primary emphasis on a grant of aspirational PRSUs (the "2015 Aspirational PRSUs"). Other senior executives received 2015 Aspirational PRSUs in October and December 2015. Grant date values for this special award were set well above regular target long-term incentive award levels, given the plan’s aspirational goals, which the Compensation Committee believed were extremely challenging performance hurdles that, if achieved, would likely have resulted in significant stockholder value creation. Because the performance requirement for vesting was so challenging, at the time of grant these shares were not expected to vest; therefore, no value attributable to these PRSUs is included in the Summary Compensation Table. To earn the full grant, the Company’s Adjusted EBITDA was required to exceed $650 million in 2017. If this hurdle was not met in 2017 but is achieved in 2018, participants will earn one-third of the grant, with the remaining portion forfeited. No PRSUs will be earned if the hurdle is not met for 2017 or 2018. Participants must also remain employed with the Company through the entire performance period to earn the award. The aspirational PRSU grants to the NEOs are shown in the following table:

Named Executive Officer	# of Aspirational PRSUs	# of Aspirational PRSUs Forfeited for Missing Hurdle in 2017	# of Aspirational PRSUs Earned if Hurdle Met in 2018
Scott L. Thompson	620,000	(413,333)	206,667
Bhaskar Rao	20,000	(13,333)	6,667
Richard W. Anderson	80,000	(53,333)	26,667
David Montgomery	125,000	(83,333)	41,667
Scott J. Vollet	20,000	(13,333)	6,667

The Company did not meet the Adjusted EBITDA target for 2017 and accordingly two-thirds of these 2015 Aspirational PRSUs have been forfeited. In addition, in light of the impact from the termination of the Mattress Firm relationship as described above, the Compensation Committee does not believe that the Adjusted EBITDA target will be met in 2018, and accordingly the remaining 2015 Aspirational PRSUs will not vest and no longer serve as a meaningful incentive tool. However, even though none of these 2015 Aspirational PRSUs are likely to vest, the Compensation Committee believes that, prior to the termination of the Mattress Firm relationship, the 2015 Aspirational PRSUs served as a powerful incentive tool across the whole management team.
2017 Aspirational Grants
In August 2017, in light of the revised business outlook for 2017 as a result of the Mattress Firm termination and taking into account feedback from certain stockholders that the Company needed to implement new incentives in light of the Company's changed environment, the Company granted executive officers and certain members of management approximately 1.5 million new PRSUs that vest if the Company achieves a certain level of Adjusted EBITDA during four consecutive fiscal quarters as described below (the "2017 Aspirational PRSUs").
Purpose and Benefits of the 2017 Aspirational PRSUs. The Compensation Committee granted the 2017 Aspirational PRSUs based upon challenging performance hurdles that, if achieved, would likely result in significant stockholder value creation. The purposes and benefits of the 2017 Aspirational PRSUs include the following:

•	To further encourage significant increases in profitable growth and stockholder value creation;

•	To encourage “aspirational pay for aspirational performance;” and

•	To further align management and stockholder interests.
Summary of Vesting and Performance Targets. The 2017 Aspirational PRSUs will vest in accordance with a formula related to the Company’s Adjusted EBITDA, as measured over any four consecutive fiscal quarters (each a “Four Quarter Period”) during two separate measurement periods. The first measurement period consists of the fiscal quarters ending March 31, 2018 through December 31, 2019 (the "First Designated Period"). The second measurement period consists of the fiscal quarters ending March 31, 2020 through December 31, 2020 (the "Second Designated Period"). In order to earn the full amount of these PRSUs, we will be required to grow our Adjusted EBITDA by the end of the First Designated Period by more than $200 million as compared to the $448.5 million in Adjusted EBITDA for 2017.
Adjusted EBITDA is defined as the Company’s "Consolidated EBITDA" as such term is defined in the Company’s current senior secured credit facility.
The formula for the First Designated Period is illustrated in the chart below:

Adjusted EBITDA	Percentage of 2017 Aspirational PRSUs That Will Vest
≥ $650 million	100%
> $600 million and < $650 million	Prorated between 66% and 100%
$600 million	66%
< $600 million	0%
If any 2017 Aspirational PRSUs vest during the First Designated Period, then the right to earn any additional 2017 Aspirational PRSUs through future performance will terminate. However, if the Company does not achieve Adjusted EBITDA equal to or exceeding $600 million for any Four Quarter Period during the First Designated Period, then 50% of the 2017 Aspirational PRSUs will remain available for vesting during any Four Quarter Period within the Second Designated Period, and the right to earn the remaining 50% of the 2017 Aspirational PRSUs will terminate. However, 2017 Aspirational PRSUs that may no longer be earned through performance pursuant to this paragraph may in the future be converted into time-based vesting RSUs upon a change of control as described below.
If no 2017 Aspirational PRSUs vest as a result of performance for the First Designated Period, and accordingly, up to 50% of the 2017 Aspirational PRSUs are available to be earned based on performance in the Second Designated Period as described above, the formula for the Second Designated Period is illustrated in the chart below:

Adjusted EBITDA	Percentage of 2017 Aspirational PRSUs That Will Vest
≥ $650 million	50%
> $600 million and < $650 million	Prorated between 33% and 50%
$600 million	33%
< $600 million	0%

Forfeiture of Aspirational Awards. If the Company does not achieve Adjusted EBITDA equal to or exceeding $600 million for any Four Quarter Period during either the First Designated Period or the Second Designated Period, then none of the 2017 Aspirational PRSUs will vest, but they may still be issuable as RSUs in the event of a change of control as described below.
Generally, if the employment of an employee receiving 2017 Aspirational PRSUs terminates for any reason on or before December 31, 2019 with respect to any 2017 Aspirational PRSUs available to be earned during the First Designated Period or Second Designated Period, or after December 31, 2019 and on or before December 31, 2020 with respect to any 2017 Aspirational PRSUs available to be earned during the Second Designated Period, all of the 2017 Aspirational PRSUs awarded to that employee will be forfeited, subject to certain exceptions set forth in the award agreements for death, disability, termination by the Company other than "for cause" or termination by the employee for “good reason,” in each case after the Company has met the minimum performance metrics for any Four Quarter Period within the First Designated Period or Second Designated Period, as applicable.
Change of Control. Immediately upon a change of control, all outstanding 2017 Aspirational PRSUs that have not been previously vested and paid or are not then vested and payable, including any 2017 Aspirational PRSUs that were no longer available to be earned based on performance as described above, if any, will convert to time-based vesting RSUs that will vest on December 31, 2020, subject to the applicable employee’s continued employment with the Company and its affiliates. The amount of RSUs issuable to any employee upon a change in control occurring before December 31, 2018 will be reduced by any RSUs issuable to such employee under the 2015 Aspiration PRSUs. The effect of these provisions is that on a change of control occurring on or before December 31, 2020, any employee satisfying the eligibility requirements will receive RSUs equal to the total size of the original 2017 Aspirational PRSU less any PRSUs previously vested and paid based on performance.
Grant date values for this special award were set well above regular target long-term incentive award levels, given the plan’s aspirational goals, which the Compensation Committee believes are challenging performance hurdles that, if achieved, would likely result in significant stockholder value creation. In order to earn the full amount of the 2017 Aspirational PRSUs, the Company will need to increase its Adjusted EBITDA during the First Designated Period by more than $200 million above its Adjusted EBITDA of $448.5 million for 2017. Because the performance requirement for vesting is so challenging, at the time of grant these shares were not expected to vest; therefore, no value attributable to these PRSUs is included in the Summary Compensation Table. The 2017 Aspirational PRSU grants to the NEOs are shown in the following table:

Named Executive Officer	Maximum Number of Aspirational PRSUs Earned for Meeting Hurdle in First Designated Period	Maximum Number of Aspirational PRSUs Earned for Meeting Hurdle in Second Designated Period(3)
Scott L. Thompson	620,000	310,000
Bhaskar Rao(1)	100,000	50,000
Richard W. Anderson	135,000	67,500
David Montgomery	135,000	67,500
Scott J. Vollet(2)	50,000	25,000

(1)	Includes 50,000 2017 Aspirational PRSUs granted in August 2017 and an additional 50,000 2017 Aspirational PRSUs granted in October 2017 in connection with Mr. Rao’s promotion to CFO.
(2)	Mr. Vollet was granted an additional 50,000 2017 Aspirational PRSUs in February 2018 in connection with his promotion to EVP, Global Operations.
(3)
If no 2017 Aspirational PRSUs vest as a result of performance for the First Designated Period, up to 50% of the 2017 Aspirational PRSUs are available to be earned based on performance in the Second Designated Period.

The Compensation Committee believes that the 2017 Aspirational PRSUs, by providing extraordinary compensation for extraordinary performance, will serve as a significant incentive tool over the next 3 years. The Compensation Committee does not expect that it will adopt a new aspirational PRSU program covering any period prior to December 31, 2020, and during that period, the 2017 Aspirational PRSUs will serve as a significant component of the NEOs’ at-risk performance-based compensation.

Amendment to Thompson Agreements
In November 2017, the Company entered into a First Amendment to Employment and Non-Competition Agreement (the “Thompson Amendment”) with Mr. Thompson that amended his Employment and Non-Competition Agreement dated September 4, 2015 (the “Thompson Employment Agreement”). The Company entered into the Thompson Amendment to ensure that the Company would retain Mr. Thompson past December 31, 2018, and to provide Mr. Thompson additional flexibility regarding his primary place of work. The Company's significant operations are now located in over 25 locations across North America and in over 100 countries across the world, and we derive over 30% of our EBITDA from our international operations, requiring significant flexibility and travel by Mr. Thompson. The Company entered into the amendments to the Thompson Award Agreements (as defined below) both to provide a more objective and ascertainable definition of “Retirement” and to provide the Compensation Committee with additional flexibility to determine whether and how much of any unvested award should continue to vest (which could be more or less than the amount originally provided in the Thompson Award Agreements prior to these amendments). None of these amendments for Mr. Thompson applied to the outstanding special awards including the 2015 Aspirational PRSUs and 2017 Aspirational PRSUs, in which the Approved Retirement provisions only apply in limited circumstances after a change of control, or the special grant of stock options made in January 2017, which contain no “Approved Retirement” provisions because of the more stringent vesting requirements in these special grants.

Specifically, the Thompson Amendment (i) provides for an extension of the initial term of the Thompson Employment Agreement from December 31, 2018 to December 31, 2021, (ii) provides that Mr. Thompson may make his primary place of employment in any metropolitan area in the United States where the Company has an office, including Lexington, Kentucky, Trinity, North Carolina or Dallas, Texas and (iii) requires the amendment of six outstanding equity award agreements relating to his September 2015 grants of 310,000 stock options, 118,000 RSUs, and 69,686 matching PRSUs, his grants in March 2016 and May 2016 of a total of 51,370 matching PRSUs, and his January 2017 grant of 100,719 RSUs (collectively, the "Thompson Award Agreements"). The amendments to the Thompson Award Agreements (i) added an objective definition of “Retirement” based on being at least 55 years old and meeting a requirement that the sum of age plus years of service be at least 60 and (ii) provided the Compensation Committee with additional discretion to determine whether all, part or none of the outstanding unvested equity awards should remain outstanding and continue to vest upon “Retirement” (as defined in the amended Thompson Award Agreements) approved by the Compensation Committee as an “Approved Retirement”. Prior to these amendments the Thompson Award Agreements defined “Retirement” by reference to the Company’s retirement policies, which did not provide a readily ascertainable standard for this term. In addition, the Thompson Award Agreements provided that upon an Approved Retirement a fixed amount (or fixed formula) of unvested awards would remain outstanding and continue to vest. The Thompson Amendment also confirmed that the Company intended to enter into similar amendments with other members of management holding equity awards with similar terms.
Amendments to Equity Award Agreements For Other NEOs
In December 2017, the Compensation Committee approved amendments to equity award agreements ("EVP Award Agreements") with members of its senior management, including the following NEOs: Rick Anderson, David Montgomery, Bhaskar Rao and Scott Vollet. The amendments to the EVP Award Agreements provide the Compensation Committee with additional discretion to determine whether all, part or none of the outstanding unvested equity awards should remain outstanding and continue to vest upon any "Retirement" (as defined in the amended EVP Award Agreements) approved by the Compensation Committee as an "Approved Retirement. " These amendments to the EVP Award Agreements are similar to the amendments to the Thompson Award Agreements described above.
The award agreements amended are listed below (the "EVP Award Agreements"):

Type of EVP Award Agreement	Applicable EVPs
RSU Award Agreement, dated October 13, 2017	Rao
RSU Award Agreement, dated January 5, 2017	Anderson, Montgomery, Rao, Vollet
Matching Performance Restricted Stock Unit Award Agreement, dated between March 18, 2016 and June 10, 2016	Anderson, Rao, Vollet
Stock Option Agreement, dated February 27, 2015	Anderson, Montgomery, Rao, Vollet
RSU Award Agreement, dated February 11, 2016	Anderson, Montgomery, Rao, Vollet

2018 COMPENSATION ACTIONS

Set forth below is a brief summary of the compensation decisions made by the Compensation Committee in late December 2017 and early 2018 relating to compensation for 2018.

2018 Base Salary
The CEO did not receive an increase in base pay for 2018. For other members of senior management, the Compensation Committee determined that an approximate 3% increase in base pay was appropriate. This decision was based in part on the guidance from F.W. Cook that on average, due to recent turnover, the base salaries for the senior management team other than the CEO were below the 25th percentile for the Peer Group but the base salary for Mr. Thompson was between the 50th and 75th percentile for the Peer Group. The table set forth below list the base salaries for the NEOs for 2017 and 2018:

Named Executive Officer	2017 Annual Salary	2018 Annual Salary	% Increase
Scott L. Thompson	$1,100,000	$1,100,000	—
Bhaskar Rao(1)	$ 430,000	$ 443,000	3%
Richard W. Anderson	$ 441,000	$ 454,000	3%
David Montgomery	£ 298,577	£ 307,534	3%
Scott J. Vollet(2)	$ 324,450	$ 438,000	New Role

(1)	Mr. Rao was promoted to CFO during 2017. Amount shown for 2017 represents his annualized salary at the end of 2017.
(2)	Increase for 2018 reflects promotion from Senior Vice President, Global Operations to Executive Vice President, Global Operations effective January 1, 2018.

2018 Annual Incentive Program (2018 AIP)
Company-wide Adjusted EBITDA was selected as the sole performance metric for the 2018 AIP, consistent with the change made by the Compensation Committee in 2016 to simplify the program design by eliminating multiple goals and different goals for different groups, and to eliminate subjective goals, and promote collaboration. The Compensation Committee believes that Adjusted EBITDA strongly correlates with long-term stockholder value creation. Performance will be measured with no adjustment for currency fluctuations, consistent with the Company’s financial statements, to further align executive and stockholder interests. In determining whether or not the Adjusted EBITDA goal has been met, the Compensation Committee is authorized to make adjustments to reflect extraordinary events not contemplated by the budget approved by the Board in December 2017. In light of the elimination by the 2017 tax reform legislation of the exemption under Section 162(m) of the Code for “qualified performance based compensation,” the 2018 AIP does not contain a Section 162(m) threshold performance goal as it is no longer relevant.
No adjustments were made to target annual incentive award opportunities for the NEOs for 2018, except that Mr. Vollet’s target bonus was increased from 50% to 70% of his annual base salary in connection with his promotion to Executive Vice President, Global Operations in January 2018.
2018 Annual Long-Term Incentive Grants (Regular Annual Grants)
The Compensation Committee approved annual long-term incentive awards for each of our NEOs for 2018. The Compensation Committee determined that the majority of the 2018 LTIP grant would continue to be in the form of RSUs. In addition, the Compensation Committee determined to include stock options as part of the long-term incentive mix for 2018 for senior management, including the NEOs.
In choosing to provide a portion of the 2018 grants in the form of RSUs, the Compensation Committee noted that NEOs have a significant amount of their overall equity awards in the form of the 2017 Aspirational PRSUs. The Compensation Committee also noted that RSUs are less dilutive, in terms of overall share usage, than stock options, and may help manage potential stockholder dilution from equity plans. In deciding to award stock options, the Compensation Committee noted that these stock options will only have value if and to the extent our share price increases from the grant date to the time of exercise. The 2018 RSUs and stock vest in four equal annual installments on each of the first four anniversaries of the grant date.
The Compensation Committee approved targeted equity values for each of our NEOs in early 2018. For 2018, the Compensation Committee determined that the grant value for Mr. Thompson’s annual grant of RSUs would be at the same level as his RSU grant in 2017 and the overall LTIP target grant value would remain in the top quartile of the Peer Group in light of his strong performance and the need to retain and motivate a highly experienced CEO with an exceptional record of shareholder value creation. For Messrs. Anderson, Montgomery, Rao and Vollet, the Compensation Committee determined that the grant value for the 2018 RSU grants would also be set at the same level as the RSU grants for the EVPs in 2017 and generally bring the overall LTIP target grant value for the EVPs to the 75th percentile of the Peer Group in connection with moving away from the use of special long-term incentives going forward, other than the 2017 Aspirational PRSUs and similar subsequent programs.

2017 COMPENSATION FOR FORMER NAMED EXECUTIVE OFFICERS
Departure of Mr. Spenchian

The Company announced on February 16, 2017 that Mr. Spenchian would be leaving the Company effective February 28, 2017. Accordingly, this section contains a discussion of the 2017 compensation paid to Mr. Spenchian, as well as other information relevant to an understanding of how and why the Company paid this compensation.
In setting 2017 compensation for Mr. Spenchian, the Company adopted the same overall design, purposes, objective and other aspects of its pay for performance philosophy as it did in setting 2017 executive compensation for the other NEOs. A brief summary of each component of pay is outlined below.
•    Base Salary: Mr. Spenchian, like the other NEOs other than Mr. Rao, did not receive a salary increase as part of the normal review process in 2017. At the time of his departure, Mr. Spenchian’s annual salary was $440,000.

•
Annual Incentive: Mr. Spenchian’s 2017 target annual incentive opportunity of 70% of salary was identical to his 2016 target opportunity. Per the terms of his employment agreement, Mr. Spenchian received a pro rata portion of his annual incentive target bonus for 2017, equal to a prorated portion of his base salary based on the number of days of the calendar year prior to the effective date of termination, following his termination by the Company without Cause on February 28, 2017.

•     Long-term Incentives: Under the regular annual grant process, on January 5, 2017, Mr. Spenchian received 14,029 RSUs with the same terms as grants to other NEOs as described above under the heading “2017 Compensation Actions - 2017 Annual Long-Term Incentive Grants (Regular Annual Grants)” and a special grant of 47,284 stock options with the same terms as grants to other NEOs under the heading “2017 Compensation Actions - 2017 Special Long-Term Incentive Grants”. Pursuant to the terms of the award agreements, following Mr. Spenchian’s termination by the Company without Cause, the number of RSUs was reduced to 1,169 shares to reflect his partial year of service in 2017, with the remaining RSUs subject to the original performance conditions and vesting schedule, and all of the special grant stock options were forfeited.

Severance Compensation:

Name	Benefits and Payments	Termination By Company Without Cause($)
Jay G. Spenchian	Cash Severance(1)	665,012
	Annual Incentive Payment	48,942
	Acceleration of Equity Awards(2)	660,126
	Health and Welfare Continuation(3)	18,465
	Reimbursement of Legal Fees and Outplacement Services

(1)
For Mr. Spenchian, the amount presented under Cash Severance for Termination by Company without Cause includes cash severance of $36,667.67 per month for 12 months, consulting fees of $37,500 per month for six months, and payment of accrued but unused vacation.

(2)
The remaining unvested portion (10,530 RSUs) of Mr. Spenchian’s 10,530 RSUs granted December 14, 2014 became immediately vested as a result of the termination. The number of shares of stock covered by one of the outstanding awards was prorated downward as a result of the termination event, and this award will continue to vest, subject to the original performance conditions where applicable and vesting schedule as described above under “2017 Compensation Actions - 2017 Annual Long-Term Incentive Grants (Regular Annual Grants).” Certain other equity awards of Mr. Spenchian were forfeited as a result of the termination.

(3)	Mr. Spenchian was eligible to continue to participate in welfare benefit plans offered by the Company for a period of one year following termination without Cause.

Departure of Mr. Hytinen
The Company announced on September 25, 2017 that Mr. Hytinen would be leaving the Company effective October 13, 2017 to pursue an opportunity outside the bedding industry. Accordingly, this section contains a discussion of the 2017 compensation paid to Mr. Hytinen, as well as other information relevant to an understanding of how and why the Company paid this compensation.
In setting 2017 compensation for Mr. Hytinen, the Company adopted the same overall design, purposes, objective and other aspects of its pay for performance philosophy as it did in setting 2017 executive compensation for the other NEOs. A brief summary of each component of pay is outlined below.

•	Base Salary: Mr. Hytinen, like the other NEOs, did not receive a salary increase as part of the normal review process in 2017. At the time of his departure, Mr. Hytinen’s annual salary was $460,000.

•
Annual Incentive: Mr. Hytinen’s 2017 target annual incentive opportunity of 70% of salary was identical to his 2016 target opportunity. Per the terms of his employment agreement, Mr. Hytinen did not receive any annual incentive pay for 2017.

•
Long-term Incentives: Under the regular annual grant process, on January 5, 2017, Mr. Hytinen received 14,029 RSUs and 47,284 stock options with the same terms as grants to other NEOs as described above under the headings “2017 Compensation Actions - 2017 Annual Long-Term Incentive Grants (Regular Annual Grants)” and “2017 Compensation Actions - 2017 Special Long-Term Incentive Grants”. Pursuant to the terms of the award agreements, following Mr. Hytinen’s termination all of these RSUs and stock options were forfeited.

•
Aspirational PRSUs: In August 2017 Mr. Hytinen received a grant of 135,000 2017 Aspirational PRSUs, having the same terms as the grants made to other NEOs as discussed above under “2017 Compensation Actions - 2017 Aspirational PRSUs”. Pursuant to the terms of the award agreements, all of these aspirational PRSUs as well as the 2015 Aspirational PRSUs granted to Mr. Hytinen in 2015 were forfeited.

OTHER COMPENSATION-RELATED POLICIES
Executive Stock Ownership Guidelines
Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers and Directors. The principal objective of the guidelines is to enhance the linkage between the interests of stockholders and our executive officers and Directors by requiring a meaningful, minimum level of stock ownership. The current guidelines provide that, within five years of becoming subject to the stock ownership guidelines, our CEO should own shares valued at an amount equal to six times his base salary, and that all other executive officers should own shares valued at an amount equal to three times the executive’s base salary. Our Directors also are required to own, within five years of becoming subject to the stock ownership guidelines, shares valued at an amount equal to five times the Director’s annual cash retainer (excluding any cash retainers paid for any committee or as Chair or Lead Director). Compliance will be determined based on the value of holdings of shares of stock and all vested restricted shares, restricted stock units, deferred stock units, performance units and other vested equity awards (“vested awards”), but do not include any unvested equity awards or vested stock options. The value of holdings of stock and vested awards is based on the average closing price of the Company’s common stock on the NYSE for the most recent period from February 15 through May 14. The number of shares underlying vested awards that may be included in the value of the holdings is calculated net of the number of shares necessary to cover estimated taxes with respect to such vested awards that have not yet become payable. Until the guidelines are met, executive officers and Directors are required to retain at least 50% of the “Net Profit Shares,” as defined below, and will be deemed to be in compliance with the guidelines while they comply with this retention obligation. “Net Profit Shares” means all shares of common stock received on vesting or earn-out of vested awards and shares received on exercise of stock options, in each case net of shares of common stock sold or withheld for payment of the exercise price or to pay any taxes related to the equity awards.
If an executive officer or Director achieves compliance with these guidelines and then falls out of compliance as of the end of the next measuring period due to changes in the market price of the common stock or an increase in base salary or cash retainer, that person will not be required to purchase shares in order to regain compliance, but will be deemed to be in compliance if going forward he or she retains at least 50% of his or her Net Profit Shares. In addition, if the person falls out of compliance for any other reason that person will be deemed to have remained in compliance if he or she retained at least 50% of his or her Net Profit Shares. The compliance of any Director who is an employee of an institutional stockholder of the Company, and has waived any right to receive compensation as a Director, will be calculated based on the stock ownership of that institutional stockholder and the average annual cash retainer paid to other Directors as of the end of the measurement period. For 2017, all of our executives and Directors were on track to maintain compliance with the minimum stock ownership guidelines.

Anti-Hedging and Anti-Pledging Policy
The Company’s Insider Trading and Confidentiality Policy prohibits employees, executive officers and members of the Board of Directors from hedging or pledging Company securities.
Clawback Policy
In early 2015, we adopted a Clawback Policy that provides that certain performance-based compensation is recoverable from an officer if we determine that an officer has engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results. Performance-based compensation includes all annual incentives and long-term incentives with performance features based on our financial performance, whether paid in cash or in equity, where the award or size of the award was contingent on such performance. If our Compensation Committee determines, in its reasonable discretion, that any such performance-based compensation would not have been paid or would have been at a lower amount had it been based on the restated financial results, it will report its conclusions to the Board. If the Board determines action is necessary or appropriate, the Board may within 12 months of such a restatement, to the extent permitted by applicable law, seek recoupment from such officer of the portion of such performance-based compensation that is greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results.
Other Benefits / Perquisites
We offer a 401(k) plan to all of our eligible U.S. employees, including our senior management and our NEOs other than Mr. Montgomery, who is a citizen of the United Kingdom. The 401(k) plan is designed to allow employees to save for retirement as well as defer current earnings and recognize them later in accordance with statutory regulations when their individual income tax rates may be more beneficial. In 2017, in accordance with the terms of the plan, we matched 100% of the first three percent of each match-eligible participating employee’s salary that is deferred and 50% of the fourth and fifth percent of salary deferred. We made the matching contribution in 2017 for all match-eligible participating employees, including the match-eligible participating NEOs. In addition, the 401(k) plan permits us to provide a discretionary contribution of up to 3% of eligible compensation to eligible participants. We did not provide a discretionary contribution to plan participants for the year ending December 31, 2017 and do not expect to for the year ending December 31, 2018. However, the decision to make the discretionary contribution is at our sole discretion.
We do not offer any other U.S. defined contribution or defined benefit pension plans in which executive officers, including the NEOs, are eligible to participate. There are no alternate plans in place for senior management except for Mr. Montgomery. For more information regarding Mr. Montgomery’s pension benefits see “Potential Payments upon Termination or Change in Control” elsewhere in this Proxy Statement.
We provide reimbursement for financial planning expenses for NEOs of up to $10,000 per year. The program is intended to cover some, if not most, of the expense associated with having a financial advisor and to allow executives more time to focus on business and personal matters. We also provide a car allowance for Mr. Montgomery in the amount of £15,000 pursuant to the terms of his original employment agreement entered into when he joined us in 2003.
We provide the use of corporate aircraft to certain executives in limited circumstances, as discussed in Note 4 to the Summary Compensation Table included elsewhere in this Proxy Statement.
In the aggregate we believe the perquisites we provide are comparable in scope to those who compete with us for executive talent.
We also offer various broad-based employee benefit plans. NEOs participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may apply. Our NEOs also receive certain other benefits that are discussed in Note 4 to the Summary Compensation Table.
Employment Agreements
Each of our NEOs is a party to an employment agreement with the Company. These employment agreements provide for severance arrangements in the event of termination of employment in certain circumstances and also provide for non-competition, non-solicitation and confidentiality agreements. These severance arrangements are discussed in more detail below under “Potential Payments upon Termination or Change in Control.” The employment agreements for our NEOs were put in place at the time they either joined the Company at the level of EVP or above or were promoted to EVP of the Company. We believe that these agreements, including the severance provisions, are necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions. The Compensation Committee believes that the employment agreements in place for its executive officers are appropriate for our needs. However, as part of its analysis of the reasonableness of each individual element of compensation and each NEO’s compensation package as a whole, the Compensation Committee periodically analyzes these arrangements for reasonableness and market competitiveness.

Tax and Accounting Implications
Deductibility of Compensation under Section 162(m) of the Code
Section 162(m) of the Code limits the Company’s annual deduction for certain compensation paid to certain of our executive officers named in the Summary Compensation Table, to $1 million each year unless certain requirements are met. As a result of the U.S. Tax Cuts and Jobs Act of 2017, the exemption from Section 162(m) for certain “qualified performance based compensation” will not apply beginning in 2018, unless it qualifies for transition relief applicable for compensation paid pursuant to a written binding contract that was in effect on November 2, 2017. Many of the annual bonus programs and long term incentive programs created by the Compensation Committee for 2017 and prior years were designed to be exempt from Section 162(m) as “qualified performance based compensation” but, because of the ambiguities and uncertainties as to the interpretation and scope of the transition relief under the legislation repealing Section 162(m) of the Code’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) of the Code will, in fact, be deductible. In addition, the loss of this exemption going forward will likely mean that more of the expense related to our compensation programs for senior management will no longer be deductible for U.S. federal tax purposes. Although the Compensation Committee plans to evaluate and limit the impact of Section 162(m) where possible, it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in our best interests to attract and retain executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the limits of deductibility. In this regard, certain portions of the compensation paid to our NEOs for 2017 and subsequent years may not be deductible for federal income tax purposes under Section 162(m) of the Code.

Accounting for Stock-Based Compensation
We account for stock-based payments, including under the 2003 Equity Incentive Plan and the Amended and Restated 2013 Equity Incentive Plan, in accordance with FASB ASC 718, “Stock Compensation.”

OVERALL COMPENSATION APPROACH AND RISK INCENTIVES
The Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk taking and has concluded that they do not. Base salaries are fixed in amount and thus do not encourage risk taking. In 2017, employees were also eligible to receive a portion of their total compensation in the form of “at risk” compensation opportunities, including the annual incentive and, for senior managers, the long-term incentive awards. The portion of “at risk” compensation increases as an employee’s level of responsibility within the Company increases. While the annual incentive awards focus on achievement of annual goals, and annual goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s annual incentive program represents only a portion of eligible employees’ total compensation opportunities. In addition, the AIP currently uses a single metric based on Adjusted EBITDA, which is calculated based on the Company’s audited financial results and a set of pre-established objective adjustments, and for senior executives an objective target created solely for Section 162(m) purposes (for incentive programs adopted prior to 2018). The calculations are reviewed by the Company’s independent public accountants. The Compensation Committee believes that the AIP appropriately balances risk and the desire to focus eligible employees on specific short-term goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk taking.
The majority of “at risk” compensation provided to senior managers is in the form of long-term equity awards that help further align senior managers’ interests with those of the Company’s stockholders. The granting of these awards is generally on an annual and therefore overlapping basis, and these grants are subject to multi-year vesting schedules. As described above, a significant portion of long-term equity awards are provided in the form of stock options, RSUs and PRSUs. In addition, the Company also made special grants of aspirational PRSU awards pursuant to an aspirational program implemented in 2015 and a follow-on program implemented in 2017. The ultimate value of the stock option and RSU awards is tied to the Company’s long-term stock price performance, while the value of the PRSU awards is dependent both on the Company’s operating results over a multi-year period and the price performance of our stock. As additional risk mitigating factors, the performance targets for the 2015 Aspirational PRSUs and 2017 Aspirational PRSUs are based on pre-established goals that are based on the Company’s audited (or, in the case of the 2017 Aspirational PRSUs, quarterly) financial results and a set of objective adjustments. The Compensation Committee’s practice is to have the calculations for these awards reviewed by the Company’s independent public accountants. In addition, the 2017 Aspirational PRSUs are based on aspirational performance targets based on rolling four quarter periods ending between March 31, 2018 and December 31, 2020, and the new program has a performance target range ($600-$650 million) rather than a single target threshold ($650 million). Both of these changes may create less of an incentive to take short-term risks at the expense of long-term results. Based on this long-range focus and these other factors, the Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking.

As more fully described above, the Company maintains stock ownership guidelines applicable to executive officers and members of the Board of Directors intended to encourage long-term ownership of a significant amount of Tempur Sealy International stock in order to promote a long-term “owner’s” view of our business. The Compensation Committee believes the Company’s compensation programs encourage employees to strive to achieve both the short and long-term goals that are important to the Company’s success without promoting unnecessary or excessive risk taking.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act.
The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis section required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted by,

COMPENSATION COMMITTEE
Jon L. Luther (Chair)
Usman S. Nabi
Richard W. Neu

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Tempur Sealy International for the year ended December 31, 2017, of those persons who served as (i) our principal executive officer during the year ended December 31, 2017; (ii) our principal financial officer during the year ended December 31, 2017; and (iii) our other four most highly compensated Executive Officers for the year ended December 31, 2017. In this section of the Proxy Statement we refer to these persons collectively as our "NEOs."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Scott L. Thompson Chairman, President and Chief Executive Officer	2017	1,100,000	—	7,000,000	8,423,616	1,375,000	—	122,780	18,021,396
	2016	1,100,000	—	3,181,573	—	1,934,625	—	20,976	6,237,174
	2015	342,692	2,058,000	13,617,689	7,212,825	—	—	57,413	23,288,619

Bhaskar Rao EVP and Chief Financial Officer	2017	430,000	—	975,000	601,680	192,281	—	23,735	2,222,696

Richard W. Anderson EVP and President, North America	2017	441,000	—	975,000	1,173,285	308,700	—	20,504	2,918,489
	2016	441,000	500,000	2,076,402	—	434,341	—	23,960	3,475,703
	2015	436,962	—	653,250	321,750	322,437	—	23,365	1,757,764

David Montgomery(5) EVP and President, International Operations	2017	367,248	—	1,100,000	1,323,705	257,074	—	76,705	3,124,732
	2016	365,756	500,000	1,100,000	—	360,233	—	76,705	2,402,694
	2015	439,927	—	737,000	363,000	273,323	—	90,097	1,903,347

Scott J. Vollet EVP, Global Operations	2017	324,500	—	500,000	601,680	162,225	—	19,598	1,608,003

Jay G. Spenchian(6) Former EVP and Chief Marketing Officer	2017	84,615	—	975,000	1,173,285	49,773	—	821,679	3,104,352
	2016	440,000	500,000	1,894,342	—	433,356	—	23,746	3,291,444
	2015	440,000	636,765	653,250	321,750	306,864	—	59,953	2,418,582

Barry A. Hytinen(7) Former EVP and Chief Financial Officer	2017	371,539	—	975,000	1,173,285	—	—	47,725	2,567,549
	2016	460,000	450,000	1,962,283	—	453,054	—	16,605	3,341,942
	2015	387,281	—	402,000	198,000	273,126	—	14,555	1,274,962

(1)
In 2016, the Company paid retention bonuses in connection with the termination of our previous CEO and the commencement of the search for a new CEO. The retention bonuses were approved by the Board of Directors in May 2015 for NEOs and other senior executives, and the retention bonuses were contingent upon certain performance criteria, which were met. In 2015, Mr. Thompson joined the Company and, pursuant to his employment agreement, received a sign-on bonus of $1,600,000 and a guaranteed bonus of $458,000 for 2015 calculated as 125% of his base salary for 2015 prorated to reflect the portion of the year in which he was employed. Mr. Spenchian earned a sign-on bonus in 2015, once he successfully completed 90 days of employment.

(2)
No option awards were granted in 2016. For stock awards granted, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See Note 11 "Stock-based Compensation" to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for a complete description of the valuation. Stock awards include RSUs, which are subject to a performance threshold for Section 162(m) purposes, and matching PRSU grants, both of which are described in the Compensation Discussion and Analysis section and in the Grants of Plan-Based Awards table elsewhere in this Proxy Statement. The grant date fair values of these grants represent the value at the grant date based upon the probable outcome of the performance conditions set forth in the awards. With respect to the RSUs granted on January 5, 2017 and February 11, 2016, with performance periods that ended December 31, 2017 and December 31, 2016, respectively, the maximum potential value of the awards is 100% of target, based on achievement of a target based on positive profit as defined in the respective award agreements, and these performance tests were met. With respect to the matching PRSUs granted between October 2015 and June 2016, with a performance period that ended December 31, 2016, the maximum potential value of the matching PRSU is 100% of target, based on achievement of a target based on positive profit as defined in the applicable award agreements, and this performance test was met.

For the 2015 PRSUs with a performance period that ended on December 31, 2017, the Company did not achieve the Adjusted EBITDA financial metric threshold, as defined in the award agreement, and therefore none of the target number of PRSUs were determined to have been earned on March 1, 2018. For the 2014 PRSUs with a performance period that ended on December 31, 2016, the Company achieved the Net Sales financial metric, as defined in the award agreement, of between threshold and target performance levels, and therefore 71.2% of the target number of PRSUs were determined to have been earned on February 24, 2017.

With respect to the 2015 Aspirational PRSUs described in more detail under "Compensation Discussion and Analysis - 2017 Compensation Actions - 2015 Aspirational Grants," the value included in the "Stock Awards" column for each NEO is $0, because the likelihood of achieving the performance goal on the date of the grant was not probable. The grants of 2015 Aspirational PRSUs run through 2017 (or 2018 with a reduced award opportunity) and are tied to an aspirational performance goal of achieving more than $650 million in Adjusted EBITDA for 2017 or 2018. The Compensation Committee believes these are challenging performance hurdles and, if achieved, would likely result in significant stockholder value creation. The maximum potential value of these aspirational PRSUs is 100% of the target shares. Assuming that the achievement of the performance goal as of December 31, 2017 had been probable on the grant date, the grant date fair value of the aspirational PRSUs would have been as set forth in the table below. The Company did not meet the Adjusted EBITDA target for 2017 and accordingly two-thirds of the 2015 Aspirational PRSUs were forfeited.

2015 Aspirational Grant

Named Executive Officer	Number of Shares at Target	Value based on Closing Price of Stock at Grant Date ($)
Scott L. Thompson	620,000	$44,485,000
Bhaskar Rao	20,000	1,465,000
Richard W. Anderson	80,000	5,860,000
David Montgomery	125,000	9,156,250
Scott J. Vollet	20,000	1,465,000
Jay G. Spenchian	80,000	5,860,000
Barry A. Hytinen	125,000	9,156,250

With respect to the 2017 Aspirational PRSUs described in more detail under "Compensation Discussion and Analysis - 2017 Compensation Actions - 2017 Aspirational Grants," the value included in the "Stock Awards" column for each NEO is $0, because at the time of grant these shares were not expected to vest. As more fully described under "Compensation Discussion and Analysis - 2017 Compensation Actions - 2017 Aspirational Grants," the PRSUs will vest in accordance with the Company's Adjusted EBITDA (as defined in the award agreements) as measured over any four consecutive fiscal quarters during two separate measurement periods. The first measurement period consists of the fiscal quarters ending March 31, 2018 through December 31, 2019.

2017 Aspirational Grant

Named Executive Officer	Number of Shares at Target	Value based on Closing Price of Stock at Grant Date ($)
Scott L. Thompson	620,000	$36,927,200
Bhaskar Rao	100,000	3,107,750
Richard W. Anderson	135,000	8,040,060
David Montgomery	135,000	8,040,060
Scott J. Vollet	50,000	2,978,000
Barry A. Hytinen	135,000	8,040,060

(3)
Non-Equity Incentive Plan Compensation payouts are reported in the year they are earned although paid in the following year. The Non-Equity Incentive Plan Compensation Payout reported in 2017 was paid in 2018 pursuant to the Company's annual incentive bonus program for 2017.

It was discovered at the time of Mr. Hytinen’s termination of employment that his 2015 Non-Equity Incentive Plan was calculated incorrectly and was owed an additional $40,000. This has been updated on his 2015 summary line.

As described in the Compensation Discussion and Analysis section, above, for 2017 all amounts earned were subject to a threshold objective performance metric. Once that metric was met, the maximum amount was earned, subject to the discretion of the Compensation Committee to reduce (but not increase) the amounts payable.

The 2017 AIP was adopted by the Compensation Committee in December 2016 and the performance metrics were based on the budget for 2017 adopted by the Board in December 2016. As a result of the termination of the Mattress Firm relationship discussed above and the Company’s revised expectations for 2017, in March 2017 the Compensation Committee determined that the recently-approved 2017 AIP no longer served as a meaningful performance incentive for the remainder of the year based on the original Adjusted EBITDA goals. In response, and at the request of the CEO that the Compensation Committee provide assurances to participants in the 2017 AIP other than the CEO, pursuant to the discretion reserved under the 2017 AIP to make adjustments for extraordinary events the Compensation Committee committed that the bonuses under the 2017 AIP would be paid at least at 100% of target (other than for the CEO) to retain and focus the executive team and key employees during this transitional period. This commitment for a payout at target did not affect the requirement for NEOs to meet the Section 162(m) threshold test described above and did not apply to the CEO, who remained subject to the 2017 AIP as originally adopted, including the exercise by the Compensation Committee of its discretion as described above.

In March 2018, the Compensation Committee determined that the Company had met the Section 162(m) threshold test of positive profits for 2017, without any adjustments for the Mattress Firm termination. Accordingly, based on the commitment made in March 2017 as described above, the Compensation Committee approved payouts under the 2017 AIP at 100% of target value for all participants other than the CEO. With respect to the CEO, in March 2018 the Compensation Committee reviewed the CEO’s performance for 2017, including the significant progress made in responding to the termination of the Mattress Firm relationship, and concluded it was appropriate to exercise the discretion reserved under the 2017 AIP for extraordinary events and make adjustments for the Mattress Firm termination. However, the Compensation Committee also determined that it was not possible to determine what Adjusted EBITDA would have been in the absence of the termination of Mattress Firm. In light of the inability to calculate specific adjustments, the Compensation Committee considered Mr. Thompson’s overall performance for 2017. Based on its evaluation, the Compensation Committee determined that the appropriate adjustment was to approve a payout for the CEO under the 2017 AIP at 100% of target value.

In light of Mr. Rao’s promotion to CFO effective October 13, 2017, (i) the amount of Mr. Rao’s target bonus for 2017 with respect to the period up to October 13, 2017 was based on 50% of his base salary paid with respect to the period from January 1, 2017 to October 13, 2017 and (ii) the amount of Mr. Rao’s target bonus for 2017 with respect to the period from October 13, 2017 through December 31, 2017 was based on 70% of his base salary paid with respect to such period.

(4)Represents amounts paid in 2017 on behalf of each of our NEOs for the following:

Named Executive Officer	Life and Disabilities Insurance Premiums ($)	Contributions to Qualified Defined Contribution Plans ($)	Car Allowance($)	Tax Preparation, Legal and Financial Planning Fees($)	Relocation($)	Severance Payments($)(a)	Use of Corporate Aircraft ($)(b)	Income Tax Gross-Up ($)(c)
Scott L. Thompson	3,005	10,800	—	10,000	—	—	85,140	13,835
Bhaskar Rao	2,935	10,800	—	10,000	—	—	—	—
Richard W. Anderson	3,004	10,800	—	6,700	—	—	—	—
David Montgomery	21,078	36,576	18,375	676	—	—	—	—
Scott J. Vollet	2,798	10,800	—	6,000	—	—	—	—
Jay G. Spenchian	0	0	—	10,000	—	811,679	—	—
Barry A. Hytinen	3,005	10,800	—	305	—	33,615	—	—

(a)
Mr. Spenchian received $440,012 in cash severance for termination by the Company without Cause, $225,000 in consulting fees, and $146,667 in accrued but unused vacation. Mr. Hytinen received $33,615 in accrued but unused vacation.

(b)
Corporate aircraft use is governed by a Corporate Aircraft Policy adopted by the Compensation Committee in connection with the Company's decision to allow members of the Board and executive team to use company-owned, chartered or leased aircraft. Pursuant to SEC rules, certain uses of corporate aircraft, including commuting from an executive's personal residence to its headquarters in a different city, is considered "personal" and thus must be disclosed as a perquisite. For 2017, $72,519 of Mr. Thompson's use of Company aircraft was comprised of commuting flights.

(c)
The Company does not provide for United States Federal, State or local income tax gross-ups relating to imputed income to employees except in limited circumstances. The Company does provide for such gross-ups in certain circumstances under its Corporate Aircraft Policy. The total amount of such gross-ups during 2017 was $13,835.

(5)
Mr. Montgomery’s salary and Non-Equity Incentive Plan Compensation are paid in British Pounds (£) and are converted to United States Dollars ($) using the spot rate on December 29, 2017, the last business day of the year. The variation in Mr. Montgomery's salary year-to-year is due to variation in the conversion rate.

(6)
Mr. Spenchian left the Company effective February 28, 2017. For a discussion relating to the terms of Mr. Spenchian's departure please refer to "Compensation Discussion and Analysis - 2017 Compensation For Former Named Executive Officers."

(7)
Mr. Hytinen, left the Company effective October 13, 2017. For a discussion of the terms relating to Mr. Hytinen’s departure please refer to “Compensation Discussion and Analysis - 2017 Compensation for Former Named Executive Officers.”

Grants of Plan-Based Awards

The following table provides information about annual and long term incentive award opportunities granted to our NEOs during 2017. These incentive award opportunities are described in the Compensation Discussion and Analysis section of this Proxy Statement under "2017 Compensation Actions - 2017 Annual Incentive Program," "2017 Compensation Actions - 2017 Annual Long-Term Incentive Grants (Regular Annual Grants)", "2017 Compensation Actions - 2017 Special Long-Term Incentive Grants" and "2017 Compensation Actions - 2017 Aspirational Grants."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Shares of Stock of Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name/Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott L. Thompson
Annual Incentive Bonus(1)	2/1/2017	$0	$1,375,000	$2,750,000
Stock Award (RSU)(4)	1/5/2017				—	100,719	100,719					7,000,000
Stock Award (Stock Option)(4)	1/5/2017				—	339,476	339,476					8,423,616
Aspirational Award (PRSU)(5)	8/7/2017				—	620,000	620,000					36,927,200

Bhaskar Rao(6)
Annual Incentive Bonus(1)(6)	2/1/2017	0	192,661	385,322
Stock Award (RSU)(4)	1/5/2017				—	2,878	2,878					200,000
Stock Award (Stock Option)(4)	1/5/2017				—	24,248	24,248					601,680
Aspirational Award (PRSU)(5)	8/7/2017				—	50,000	50,000					2,978,000
Stock Award (RSU)(6)	10/13/2017					11,969	11,969					775,000
Aspirational Award (PRSU)(6)	10/13/2017					50,000	50,000					3,237,500

Richard W. Anderson
Annual Incentive Bonus(1)	2/1/2017	0	308,700	617,400
Stock Award (RSU)(4)	1/5/2017				—	14,029	14,029					975,000
Stock Award (Stock Option)(4)	1/5/2017					47,284	47,284					1,173,285
Aspirational Award (PRSU)(5)	8/7/2017				—	135,000	135,000					8,040,600

David Montgomery(7)
Annual Incentive Bonus(1)	2/1/2017	0	280,003	560,006
Stock Award (RSU)(4)	1/5/2017				—	15,827	15,827					1,100,000
Stock Award (Stock Option)(4)	1/5/2017					53,346	53,346					1,323,705
Aspirational Award (PRSU)(5)	8/7/2017					135,000	135,000					8,040,600

Scott J. Vollet
Annual Incentive Bonus(1)	2/1/2017	0	162,225	324,450

Stock Award (RSU)(4)	1/5/2017				—	7,194	7,194	500,000
Stock Award (Stock Option)(4)	1/5/2017				—	24,248	24,248	601,680
Aspirational Award (PRSU)(5)	8/7/2017				—	50,000	50,000	2,978,000

Barry J. Hytinen(8)
Annual Incentive Bonus(1)	2/1/2017	0	—	—
Stock Award (RSU)(4)	1/5/2017				—	14,029	14,029	975,000
Stock Award (Stock Option)(4)	1/5/2017				—	47,284	47,284	1,173,285
Aspirational Award (PRSU)(5)	8/7/2017					135,000	135,000	8,040,600

Jay G. Spenchian(9)
Annual Incentive Bonus(1)(9)	2/1/2017	0	48,942	48,942
Stock Award (RSU)(4)	1/5/2017				—	14,029	14,029	975,000
Stock Award (Stock Option)(4)	1/5/2017				—	47,284	47,284	1,173,285

(1)
These columns show the 2017 annual award opportunities under the Company's annual incentive bonus program for 2017. They reflect the actual amounts paid out under the program, and are also included in the Summary Compensation Table and discussed in the Compensation Discussion and Analysis section under "2017 Compensation Actions - 2017 Annual Incentive Program."

(2)
These columns show the 2017 equity incentive awards, which include awards of RSUs and PRSUs subject to a performance threshold and Non-Qualified Stock Options. The terms of these awards are described more fully in Notes (4) and (5), below.

(3)
This column shows the grant date fair value of the RSU and PRSU subject to a performance threshold and Non-Qualified Stock Options, computed in accordance with FASB ASC 718. See Note 11 "Stock-based Compensation" to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for a complete description of the valuations.

For all awards, the grant date fair value displayed represents the value of the shares based on the closing price of the Company’s common stock, par value $0.01 per share (the “Stock”) on the NYSE on the grant date.

The award amounts do not reflect the risk that the awards may be forfeited in certain circumstances, or in the case of the RSU and PRSU awards, that there is no payout if the required performance measures are not met.

(4)
On January 5, 2017, the Board approved the grant of RSUs, subject to a performance threshold that the Company have "positive profits" for calendar year 2017, as defined in the applicable award agreements. If the performance threshold is achieved, which it was, the RSUs will vest over the first four anniversaries of the grant dates.

On January 5, 2017, the Board also approved the grant of Non-Qualified Stock Options to purchase from the Company all or any part of the total option shares (the "Option Award") of the Stock, at a price of $69.50 per share (the “Exercise Price”). The Option is not treated as an “incentive stock option” within the meaning of Section 422 of the Code.

(5)
On August 7, 2017, the Board approved the grant of the 2017 Aspirational PRSUs, subject to the Company's achievement of the performance metrics for the award. The determination that target shares have been earned is associated with two designated performance periods. All or part of the target shares will vest based on the highest Adjusted EBITDA performance metric during any four quarter period of the designated periods as described in the award agreements.

(6)
Mr. Rao was promoted to CFO effective October 13, 2017. As a result, the Annual Incentive Bonus reported in this chart represents the total annual incentive target, pro-rated for time in each position held during 2017. The additional RSUs and 2017 Aspirational PRSUs were issued on October 13, 2017 in conjunction with Mr. Rao's promotion to CFO, and are defined as the RSUs awarded on 1/5/2017 and PRSUs awarded on 8/7/2017 as described in (4) and (5) above.

(7)
Mr. Montgomery's salary is paid in British Pounds (£). The Annual Incentive Bonus threshold, target and maximum opportunities were converted into United States Dollars ($) based on the exchange spot rate of 1.2000.

(8)
Mr. Hytinen left the Company effective October 13, 2017. For a discussion relating to the terms of Mr. Hytinen's departure please refer to "Compensation Discussion and Analysis - 2017 Compensation Actions - 2017 Compensation For Former Named Executive Officers."

(9)
Mr. Spenchian left the Company effective February 28, 2017. For a discussion relating to the terms of Mr. Spenchian's departure please refer to "Compensation Discussion and Analysis - 2017 Compensation Actions - 2017 Compensation For Former Named Executive Officers."

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2017, for each of our NEOs. The table also sets forth unvested stock awards assuming a market value of $62.69 per share, the closing market price of our common stock on December 29, 2017 (the last trading day of 2017).

Option Awards					Stock Awards (1)
Name	Number of Securities Underlying Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested		Market Value of Shares or Units of Stock that Have Not Yet Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
(#) Exercisable	(#) Unexercisable		($)		(#)		($)	(#)		($)
Scott L. Thompson
206,667	103,333	(2)	71.75	9/3/2025
—	339,476	(3)	69.50	1/4/2027
					39,333	(4)	2,465,786
								23,228	(5)	1,456,163
								28,000	(6)	1,755,320
								13,096	(6)	820,988
								100,719	(7)	6,314,074

Bhaskar Rao
1,456	—	(8)	28.39	2/22/2020
1,865	—	(9)	46.68	2/21/2021
1,089	—	(10)	71.50	2/8/2022
5,142	—	(11)	37.05	2/21/2023
1,766	—	(12)	51.87	2/27/2024
1,924	962	(13)	57.51	2/26/2025
—	24,248	(3)	69.50	1/4/2027
					2,655	(14)	$166,442
								6,760	(6)	423,784
								2,878	(7)	180,422
								11,969	(15)	750,337

Richard W. Anderson
6,082	—	(9)	46.68	2/21/2021
4,838	—	(10)	71.50	2/8/2022
8,777	—	(12)	51.87	2/27/2024
10,972	5,486	(13)	57.51	2/26/2025
—	47,284	(3)	69.50	1/4/2027
								13,696	(14)	858,602
								13,944	(6)	874,149
								14,029	(7)	879,478

David Montgomery
45,000	—	(16)	6.14	2/27/2019
6,082	—	(9)	46.68	2/21/2021
4,838	—	(10)	71.50	2/8/2022

26,864	—	(11)	37.05	2/21/2023
9,552	—	(12)	51.87	2/27/2024
12,379	6,189	(13)	57.51	2/26/2025
—	53,346	(3)	69.50	1/4/2027
								15,452	(14)	968,686
								15,827	(7)	992,195

Scott J. Vollet
1,153	—	(8)	28.39	2/22/2020
1,109	—	(9)	46.68	2/21/2021
899	—	(10)	71.50	2/8/2022
3,647	—	(11)	37.05	2/22/2023
1,611	—	(12)	51.87	2/28/2024
2,382	1,191	(13)	57.51	2/26/2025
	24,248	(3)	69.50	1/4/2027
					2,365	(14)	148,262
								2,171	(6)	136,100
								4,482	(6)	280,977
								7,194	(7)	450,992

Jay G. Spenchian(17)
10,972	5,486	(13)	57.51	2/27/2020
								13,696	(14)	858,602
								1,169	(7)	73,285

Barry A. Hytinen(18)
1,570	—	(9)	46.68	2/3/2018
1,172	—	(10)	71.50	2/3/2018
3,000	—	(11)	37.05	2/3/2018
1,859	—	(12)	51.87	2/3/2018
6,752	—	(13)	57.51	2/3/2018

(1)
During 2015, the Company granted 2015 Aspirational PRSUs that will vest at target if the Company achieves an Adjusted EBITDA performance metric for 2017 or 2018. For a discussion of the terms relating to the 2015 Aspirational PRSUs please refer to “Compensation Discussion and Analysis - 2017 Compensation Actions - 2015 Aspirational Grants.”
The performance metric was not met in 2017, but if the Company achieves the performance metric in 2018, then one-third of the PRSUs will vest (at the threshold level), and the remaining PRSUs will be forfeited. The Company did not meet the Adjusted EBITDA target for 2017 and accordingly two-thirds of these 2015 Aspirational PRSUs have been forfeited. The Company has excluded these awards from this table as it is not considered probable that the Company will achieve the specified performance metric as of December 31, 2018.
In addition, during 2017, the Company granted 2017 Aspirational PRSUs that will vest in accordance with a formula related to the Company's Adjusted EBITDA (as defined in the award agreements) as measured over any four fiscal quarters during two separate measurement periods. The first measurement period consists of the fiscal quarters ending March 31, 2018 through December 31, 2019. The second measurement period consists of the fiscal quarters ending March 31, 2020 through December 31, 2020.
If the performance metric is met during the first measurement period, then the awards will vest at a percentage between 66% to 100% based upon Adjusted EBITDA of $600 million to $650 million or more. If the performance metric is not met during the first measurement period, then the award may vest during the second measurement period at a percentage between 33% to 50% based upon Adjusted EBITDA of $600 million to $650 million or more. The Company has excluded these awards from this table because at the time of grant these 2017 Aspirational PRSUs were not expected to vest. For a discussion of the terms of the 2017 Aspirational PRSUs, please refer to "Compensation Discussion and Analysis - 2017 Compensation Actions - 2017 Aspirational PRSUs."

(2)	These options, granted on September 4, 2015, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(3)	These options, granted on January 5, 2017, have a 10-year life and become exercisable in equal installments over four years, beginning with the one-year anniversary date of the grant.
(4)	These RSUs, granted on September 4, 2015, will vest in equal installments over three years, beginning with the one-year anniversary date of the grant.

(5)
These Matching PRSUs, granted on September 4, 2015, cover a performance period ending December 31, 2016. The performance target for 2016 was met. The awards will vest in equal installments over three years, beginning with the one-year anniversary date of the grant. The amounts in this column represent the distribution of the PRSUs based on achievement of the performance metric at the target. The grant agreement was amended on October 12, 2015.

(6)
On February 25, 2016, the Board approved a Matching PRSU Program, pursuant to which the Company would grant "matching PRSUs" to an eligible executive, including the NEOs, covering the number of shares of Common Stock purchased by the executive in open market purchases between February 25, 2016 and September 15, 2016 (the “Purchased Shares”). The matching PRSUs are subject to a performance requirement that the Company have “positive Profits” for calendar year 2016, as defined in the applicable award agreements. If the performance threshold is achieved, which it was, the matching PRSUs will vest over the first five anniversaries of the grant dates. Under the terms of the applicable award agreements, in the event a participating executive sells any of the Purchased Shares at any time prior to the fifth anniversary of the grant date all remaining unvested matching PRSUs are forfeited.

(7)
On January 5, 2017, the Board approved the grant of RSUs, subject to a performance threshold that the Company have “positive Profits” for calendar year 2017, as defined in the applicable award agreements. If the performance threshold is achieved, which it was, the RSUs will vest over the first four anniversaries of the grant dates.

(8)	These options, granted on February 22, 2010, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(9)	These options, granted on February 22, 2011, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(10)	These options, granted on February 9, 2012, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(11)	These options, granted on February 22, 2013, have a 10-year life and became exercisable in equal installments over two years, beginning with the one-year anniversary date of the grant.
(12)	These options, granted on February 28, 2014, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(13)	These options, granted on February 27, 2015, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(14)
On February 11, 2016, the Board approved the grant of RSUs, subject to a performance threshold that the Company have “positive Profits” for calendar year 2016, as defined in the applicable award agreements. If the performance threshold is achieved, which it was, the RSUs will vest over the first four anniversaries of the grant dates.

(15)
On October 13, 2017, the Board approved the grant of RSUs, subject to a performance threshold that the Company have “positive Profits” for calendar year 2018, as defined in the applicable award agreement. If the performance threshold is achieved, the RSUs will vest over the first four anniversaries of the grant dates.

(16)	These options, granted on February 27, 2009, have a 10-year life and become exercisable in equal installments over four years, beginning with the one-year anniversary date of the grant.
(17)
Mr. Spenchian left the Company effective February 28, 2017. For a discussion relating to the term of Mr. Spenchian's departure please refer to "Compensation Discussion and Analysis - 2017 Compensation For Former Named Executive Officers."

(18)
Mr. Hytinen left the Company effective October 13, 2017. For a discussion of the terms relating to Mr. Hytinen’s departure please refer to “Compensation Discussion and Analysis - 2017 Compensation For Former Named Executive Officers.”

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock awards vested during the year ended December 31, 2017, for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott L. Thompson	—	—	58,372	3,088,384
Bhaskar Rao	—	—	3,455	161,199
Richard W. Anderson	24,345	680,199	12,427	570,811
David Montgomery	—	—	9,912	455,456
Scott J. Vollet	—	—	3,257	151,488
Jay G. Spenchian (1)	—	—	15,096	696,188
Barry A. Hytinen (2)	7,503	230,731	8,825	410,575

(1)
Mr. Spenchian left the Company effective February 28, 2017. For a discussion relating to the term of Mr. Spenchian's departure please refer to "Compensation Discussion and Analysis - 2017 Compensation For Former Named Executive Officers.”

(2)
Mr. Hytinen left the Company effective October 13, 2017. For a discussion of the terms relating to Mr. Hytinen's departure please refer to “Compensation Discussion and Analysis - 2017 Compensation For Former Named Executive Officers.”

Pension Benefits Table
No table is included for defined benefit pension or similar plans since none of the Named Executive Officers are covered by such a plan.

Nonqualified Deferred Compensation Table

No table is included for nonqualified deferred compensation plans since none of the Named Executive Officers are covered by such a plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Tempur Sealy International has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each NEO during employment and in the event of that executive’s termination of employment under certain circumstances. Those arrangements are described below.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

The Company has entered into employment agreements with each of our NEOs, which are described below. Definitions of terms commonly used in the employment agreements and compensation plans are set forth below.

Certain Definitions

"Good Reason." Mr. Thompson’s employment agreement generally defines "Good Reason" as relocation of his principal workplace, his demotion from his position as Chief Executive Officer or President or a material diminution in his authority, duties or responsibilities as Chief Executive Officer or President, Tempur Sealy International’s failure to nominate him to serve as a Director or Tempur Sealy International’s material breach of his employment agreement. The employment agreements for Messrs. Rao, Anderson and Vollet generally define "Good Reason" as relocation of their principal workplace, or Tempur Sealy International’s material breach of their employment agreements, subject to cure.

"For Cause." The employment agreements for Messrs. Thompson, Rao, Anderson and Vollet generally define "For Cause" as the employee’s (a) willful and continued failure to substantially perform his reasonably assigned duties with Tempur Sealy International, (b) material breach of his employment agreement which is not cured within 30 days after receipt of written notice of such breach, (c) material violation of any material written policy of Tempur Sealy International which is not cured within 30 days after receipt of written notice of such violation, (d) willful misconduct which is materially and demonstrably injurious to Tempur Sealy International, (e) conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony or (f) commission of an act of fraud, embezzlement, or misappropriation against Tempur Sealy International, or a breach of fiduciary duty or the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur Sealy International’s business.

Mr. Montgomery’s employment agreement (which is governed by English law) does not provide for a "For Cause" termination, but does provide that he can be immediately terminated upon written notice on a variety of grounds, including a serious breach of his employment agreement or any willful neglect in the discharge of his duties if he is guilty of fraud or dishonesty, conduct tending to bring himself or his employer, Tempur Sealy International Limited, an indirect wholly-owned subsidiary of the Company, into disrepute, conviction of criminal offense other than traffic violations not imposing custodial penalty, he becomes of unsound mind or a patient for purposes of any statute relating to mental health, he develops a drug or alcohol addiction, he breaches the rules or regulations of a regulatory authority relevant to Tempur Sealy International Limited’s business or he refuses employment under an agreement of equal or better terms with a successor of Tempur Sealy International Limited.

"Change of Control." Under the 2013 Equity Incentive Plan, as currently in effect, "Change of Control" is generally defined as the occurrence of any of the following: (a) the consummation of a transaction involving the merger, consolidation or sale of substantially all of the Company's assets or stock, unless securities possessing more than 50% of the total combined voting power of the survivor's or acquiror's securities (or the securities of any parent thereof) are held by a person or persons who held securities in substantially the same proportions possessing more than 50% of the total combined voting power of the Company's outstanding securities immediately prior to the transaction, (b) any person or group of persons, excluding the Company and certain other related entities, directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of the Company's outstanding securities, unless pursuant to a tender or exchange offer that the Company’s Board of Directors recommends stockholders accept or (c) over a period of no more than 24 consecutive months or less there is a change in the composition of the Company’s Board such that a majority of the Board members ceases to be composed of individuals who either (i) have been Board members continuously since the beginning of that period or (ii) have been elected or nominated for election as board members during such period by at least a majority of the remaining Board members who have been Board members continuously since the beginning of that period. The Board may, within 45 days after public disclosure of the event that would otherwise constitute a change of control pursuant to clause (b) above, determine that such event will not constitute a change of control for purposes of the 2013 Equity Incentive Plan. The 2013 Equity Incentive Plan, as currently in effect, provides that, unless otherwise specified in an award agreement, upon a change in control, if a recipient’s employment is terminated without cause or the recipient resigns for good reason (both as defined in the 2013 Equity Incentive Plan) within twelve months of the change of control, all unvested stock options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the termination of employment. If the stock options are not assumed, converted or replaced following a change of control, all such unvested options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the change of control. The treatment of any other award, other than stock options, upon a change of control shall be subject to the terms of award agreement.

Under the 2003 Equity Incentive Plan, as amended, "Change of Control" is generally defined as (a) the merger or consolidation of the Company with or into another person or the sale, transfer or other disposition of all or substantially all of the Company's assets, unless securities possessing more than 50% of the total combined voting power of the survivor's or acquiror's outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company's securities immediately prior to such transaction, (b) any person or group of persons directly or indirectly acquires beneficial ownership of securities possessing more than 50% of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders that the Board does not recommend such stockholders accept (with certain exceptions), (c) over a period of 36 consecutive months or less, there is a change in the composition of the Company's Board such that a majority of the Board members ceases to be composed of individuals who either (i) have been Board members continuously since the beginning of that period or (ii) have been elected by Board members during such period by at least a majority of the remaining Board members who have been Board members continuously since the beginning of that period or (d) if a majority of the Board votes in favor of a decision that a Change in Control has occurred. The 2003 Equity Incentive Plan provides that, unless otherwise specified in an award agreement, upon a change of control (a) any outstanding stock options or stock appreciation rights that are not fully exercisable shall accelerate and become exercisable with respect to 50% of those shares which are not then exercisable, (b) any risk of forfeiture applicable to restricted stock and restricted stock units which is not based on achievement of performance goals shall lapse with respect to 50% of the restricted stock and restricted stock units still subject to such risk of forfeiture and (c) all outstanding restricted stock and restricted stock unit awards conditioned on the achievement of performance goals shall be deemed to have been satisfied as to a pro rata number of shares based on the assumed achievement of all relevant performance goals and the length of time within the performance period which has elapsed prior to the Change in Control.

"Approved Retirement." As discussed in greater detail in "Compensation Discussion and Analysis - 2017 Compensation Actions - Amendment to Thompson Agreements" and "Compensation Discussion and Analysis - 2017 Compensation Actions -

Amendments to Equity Award Agreements For Other NEOs," in November 2017 with respect to Mr. Thompson, and in January 2018 with respect to the remaining NEOs (excluding Messrs. Hytinen and Spenchian), the Company entered into amendments to certain equity award agreements that, among other things, amended the definition of "Approved Retirement" in such agreements. Specifically, the amendments provide the Compensation Committee with discretion to determine whether all, part or none of the outstanding unvested equity awards should remain outstanding and continue to vest upon any "Retirement" (as defined in the amended award agreements) approved by the Committee as an "Approved Retirement."

Employment Arrangements

Scott L. Thompson - On September 4, 2015, the Company entered into an Employment and Non-Competition Agreement with Mr. Thompson providing for his employment by the Company and pursuant to which he would serve as Chairman, Chief Executive Officer and President. On November 27, 2017, the Company entered into a First Amendment to Employment and Non-Competition Agreement that amended the initial agreement. The amendment (i) provides for an extension of the initial term from December 31, 2018 to December 31, 2021, (ii) provides that Mr. Thompson may make his primary place of employment in any metropolitan area in the United States where the Company has an office, including Lexington, Kentucky, Trinity, North Carolina or Dallas, Texas and (iii) requires the amendment of certain outstanding equity award agreements. The agreement automatically renews for successive one-year renewal terms. Either party may elect not to renew the agreement, upon written notice, 120 days prior to the expiration of the initial or renewal term. Mr. Thompson’s agreement provides for an annual base salary of $1,100,000, subject to annual adjustment at the discretion of the Board or Compensation Committee, and a variable performance bonus set to a target of 125% of Mr. Thompson’s base salary if certain criteria are met as established by the Company’s Compensation Committee. The employment agreement provides for a signing bonus that was payable in 2015 and a number of equity grants that were issued in 2015. The Company made no regular annual equity grant to Mr. Thompson in 2016, but included Mr. Thompson in the Company's long-term equity incentive program in 2017 and 2018, as described in "Compensation Discussion and Analysis - 2017 Compensation Actions" and "Compensation Discussion and Analysis - 2018 Compensation Actions," respectively.

Bhaskar Rao - On October 13, 2017, the Company entered into an Employment and Non-Competition Agreement with Bhaskar Rao, effective October 13, 2017, providing for his employment as Executive Vice President and Chief Financial Officer. The agreement has an initial term ending on March 31, 2019 and automatically renews for successive one-year renewal terms. Either party may elect not to renew the agreement upon written notice 90 days prior to the expiration of the initial or renewal term. Mr. Rao's agreement provides for an annual base salary of $430,000, subject to adjustment from time to time by the Board. The agreement provides for an annual performance-based bonus based on criteria approved by the Board or its Compensation Committee and grants of restricted stock units having a fair market value of $750,000 on the date of the grant and 50,000 2017 Aspirational PRSUs. The agreement further provides for Mr. Rao's eligibility for future equity awards and other customary benefits commensurate with his position and role at the Company.

Richard W. Anderson - On July 6, 2006, the Company entered into an Employment and Non-Competition Agreement with Richard W. Anderson, effective July 18, 2006, providing for his employment as Executive Vice President, President North America or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement upon written notice 90 days prior to the expiration of the initial or renewal term. The agreement provides for an initial annual base salary of $300,000, subject to annual adjustment by our Board, a variable performance bonus set to a target of Mr. Anderson’s base salary if certain criteria are met, a one-time hiring bonus and options to purchase shares of Tempur-Pedic International Inc. (now Tempur Sealy International, Inc.) common stock.

David Montgomery - On September 12, 2003, the Company entered into an Employment and Non-Competition Agreement with David Montgomery, effective February 24, 2003, providing for his employment as Executive Vice President and President, Tempur Sealy International Limited, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement provides that employment shall continue unless and until terminated by either party. Mr. Montgomery may terminate employment with six months written notice. We may terminate employment with 12 months written notice. The agreement provides for an initial annual base salary of £192,500, subject to annual adjustment by our Board, and a variable performance bonus set to a target of Mr. Montgomery’s base salary if certain criteria are met.

Scott Vollet - On February 27, 2018, the Company entered into an Employment and Non-Competition Agreement with Scott Vollet, effective January 1, 2018, providing for his employment as Executive Vice President, Global Operations. The agreement has an initial term ending on December 31, 2018 and automatically renews for successive one-year renewal terms. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Vollet's agreement provides for an annual base salary of $438,000, subject to adjustment from time to time by the Board. The agreement provides for an annual performance-based bonus based on criteria approved by our Board or its Compensation Committee and for Mr. Vollet's eligibility for future equity awards commensurate with his position and role at the Company.

Termination of Employment Arrangements and Change in Control Arrangements

Each of the Company's NEOs is entitled to receive certain compensation and/or other benefits if his employment is terminated under certain circumstances. Receipt of any severance or benefits is conditioned on the NEO signing a release and waiver of claims in a form satisfactory to Tempur Sealy International or Tempur Sealy International Limited, as applicable. No NEOs are entitled to gross-ups associated with taxes owed on change of control payments or taxes due to Section 280G of the Code. By the terms of their employment agreements, our Executive Officers are prohibited from disclosing certain confidential information and trade secrets, soliciting any employee for one or, for Mr. Thompson, two years following termination of his employment and working with or for any competing companies during his employment and for one or, for Mr. Thompson, two years thereafter.

The table below sets forth the amounts payable to each current NEO assuming the executive officer’s employment had terminated under various scenarios on December 31, 2017. Except as otherwise expressly indicated, the amounts set forth in the table below do not represent the actual sums an NEO would receive if his employment were terminated or there were a change of control of Tempur Sealy International. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that NEOs who were employed by the Company or any of its subsidiaries on December 31, 2017 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the NEOs, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2017. Payments that Tempur Sealy International may make in the future upon an employee’s termination of employment or upon a change of control of Tempur Sealy International will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of our benefit plans and agreements as of December 31, 2017. The fair value of the equity awards reflects the intrinsic value of unvested stock options, RSUs and PRSUs, the vesting of which is accelerated due to the termination or change of control, assuming a closing price of our common stock on December 29, 2017 (the last trading date in 2017) of $62.69. The amounts payable to Messrs. Hytinen and Spenchian are discussed in the Compensation Discussion and Analysis section of this Proxy Statement under "2017 Compensation For Former Executive Officers."

		Termination By Company Without Cause	Employee Resignation For Good Reason	Termination By Company For Cause	Termination Due to Disability	Death	Change of Control	Change of Control and Termination
Name	Benefits and Payments	($) (1)	($) (1)	($)	($) (1)	($) (1)	($) (2)	($) (2)
Scott L. Thompson	Cash Severance(3)	$2,224,200	$2,224,200	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(5)	—	—	—	17,559,281	17,559,281	12,955,933	56,427,081
	Health and Welfare Continuation(6)	26,909	26,909	—	—	—	—	—

Bhaskar Rao	Cash Severance(7)	430,000	430,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(8)	—	—	—	1,525,968	1,525,968	417,933	7,794,968
	Health and Welfare Continuation(6)	19,219	19,219	—	—	—	—	—

Richard W. Anderson	Cash Severance(7)	441,000	441,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of Equity Awards(9)	—	—	—	2,640,647	2,640,647	1,671,733	11,103,797
	Health and Welfare Continuation(6)	19,219	19,219	—	—	—	—	—

David Montgomery	Cash Severance(10)	394,853	394,853	—	—	—	—	—

	Annual Incentive Payment	—	—	—	(11)	(11)	—	—
	Acceleration of Equity Awards(12)	—	—	—	1,992,940	1,992,940	2,612,083	10,456,090
	Health and Welfare Continuation	—	—	—	—	—	—	—
	Pension Benefits(13)	35,800	35,800	—	—	—	—	—
	Car Allowance(14)	15,000	15,000	—	—	—	—	—

Scott J. Vollet	Cash Severance(7)	324,450	324,450	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of Equity Awards(15)	—	—	—	1,022,500	1,022,500	417,933	4,157,000
	Health and Welfare Continuation(6)	18,230	18,230	—	—	—	—	—

(1)	Excludes amounts for earned but unpaid salary and accrued, unused vacation, if applicable.
(2)
The NEOs' employment agreements do not provide for any payments solely due to a change in control of Tempur Sealy International or Tempur Sealy International Limited, as applicable. To the extent equity award agreements trigger acceleration of vesting of awards, such accelerations are noted in the appropriate column and the specific details are described in separate footnotes. To the extent a termination of employment occurs in connection with a change in control, any severance or bonus payments would only be made to the extent the termination qualified as a termination by the Company without cause or as a resignation by the employee for good reason, and such payments are described in the appropriate column in the table.

(3)
For Mr. Thompson, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary (reduced by any salary continuation benefit paid for under any plan maintained by the Company) and cash payments for certain benefits that may not be continued after termination of employment due to the provisions of the applicable plans.

(4)
With respect to the currently employed NEOs, because the termination event is deemed to have occurred on December 31, 2017, any incentive compensation is payable as earned under the terms of the annual incentive program, so no additional amounts would be payable as a result of the deemed termination.

(5)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Thompson’s stock option, base RSU and matching PRSU agreements dated September 4, 2015 each provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining equity awards under those agreements immediately vest. Mr. Thompson's Aspirational PRSU award agreement dated September 4, 2015 provides that if a change of control occurs on or after December 31, 2017 and the performance metrics for the first designated period are not met, then 2/3 (413,333) of the outstanding unvested PRSUs granted thereunder shall forfeit and 1/3 (206,667) will be converted to RSUs and issued. Mr. Thompson's Aspirational PRSU award agreement dated August 7, 2017 provides that if a change of control occurs on or after December 31, 2017, then he will receive RSUs equal to the number of outstanding unvested PRSUs granted thereunder reduced by 206,667 RSUs.

(6)
Mr. Thompson would be eligible to continue to participate in welfare benefit plans offered by the Company for a period of two years and Messrs. Rao, Anderson and Vollet for one year, following termination without Cause or resignation for Good Reason.

(7)
For Messrs. Rao, Anderson and Vollet, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason represents twelve months of base salary.

(8)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Rao's stock option agreement dated February 27, 2015 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in the grant agreement) within twelve months of the change of control, his remaining unvested options immediately vest. Mr. Rao's RSU agreement dated February 11, 2016 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then his remaining unvested RSUs immediately vest. Mr. Rao's RSU agreements dated January 5, 2017 and October 13, 2017, respectively provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated or he resigns for good reason (as defined in the grant agreement and his employment agreement, as applicable) within twelve months of such change of control, then he is entitled to receive a pro rata portion of the RSUs on the remaining vesting dates. Mr. Rao's Matching PRSU agreement dated June 3, 2016 provides that if he is terminated due to death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then his target PRSU awards immediately vest. Mr. Rao's Aspirational PRSU award agreement dated October 26, 2015 provides that if a change of control occurs on or after December 31, 2017 and the performance metrics for the first designated period are not met, then 2/3 (13,333) of the outstanding unvested PRSUs granted thereunder shall forfeit and 1/3 (6,667) will be converted to RSUs and issued. Mr. Rao's Aspirational PRSU award agreement dated August 7, 2017 provides that if a change of control occurs on or after December 31, 2017, then he will receive RSUs equal to the number of outstanding unvested PRSUs granted thereunder reduced by 6,667 RSUs.

(9)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Anderson's stock option agreement dated February 27, 2015 provides that if he is terminated due to disability, death or, in the event of a change of control, if Mr. Anderson is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest. Mr. Anderson's RSU agreement dated February 11, 2016 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated or he resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his remaining unvested RSUs immediately vest. Mr. Anderson's RSU agreement dated January 5, 2015 provides that if he is terminated due to disability, death or, in the event of a change of control, if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then he is entitled to receive a pro rata portion of the RSUs on the remaining vesting dates. Mr. Anderson's Matching PRSU agreement dated March 18, 2016 provides that if he is terminated due to death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his target PRSU awards immediately vest. Mr. Anderson's Aspirational PRSU award agreement dated October 26, 2015 provides that if a change of control occurs on or after December 31, 2017 and the performance metrics for the first designated period are not met, then 2/3 (53,333) of the outstanding unvested PRSUs granted thereunder shall forfeit and 1/3 (26,667) will be converted to RSUs and issued. Mr. Anderson's Aspirational PRSU award agreement dated August 7, 2017 provides that if a change of control occurs on or after December 31, 2017, then he will receive RSUs equal to the number of outstanding unvested PRSUs granted thereunder reduced by 26,667 RSUs.

(10)
For Mr. Montgomery, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes a lump sum payment equal to one year of base salary.  Mr. Montgomery’s cash severance amounts are denominated in British Pounds and have been converted to United States Dollars using the spot conversion rate as of December 31, 2017.

(11)
For death while in service to the Company, insurance coverage exists which will provide for four times base salary paid in a lump sum, of which the payout as of December 31, 2017 would have been $1,579,412. This benefit is available to all other employees who work in the United Kingdom (UK) at three times base salary. In addition, a widow’s benefit insurance contract exists that pays an amount of up to 25% of base salary until normal retirement age of 65. The payout for this component would have been approximately $789,706 as of December 31, 2017. The widow’s benefit is only available to Mr. Montgomery. Mr. Montgomery also has Company-provided insurance coverage providing a lump sum payment of four times base salary at the time he experiences an illness or injury preventing him from future service. The payout as of December 31, 2017, would have been $1,579,412. This benefit is available to all other members of the management team in the UK at three times base salary. In the case of a critical illness, Mr. Montgomery's policy would provide for three times base salary, but that amount is capped at £500,000 ($676,122.50). In the case of long term disability, permanent health insurance coverage will be provided in an amount of $202,511 per year until normal retirement age. The permanent health insurance coverage benefit is only available to Mr. Montgomery.  Each of these amounts is based on Mr. Montgomery’s base salary, which is denominated in British Pounds, and has been converted to United States Dollars using the spot conversion rate as of December 31, 2017.

(12)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Montgomery’s stock option agreement dated February 27, 2015 provides that if he is terminated due to disability, death or, in the event of a change of control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest. Mr. Montgomery's RSU agreement dated February 11, 2016 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated or he resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his remaining unvested RSUs immediately vest. Mr. Montgomery's RSU agreement dated January 5, 2015 provides that if he is terminated due to disability, death or, in the event of a change of control, if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then he is entitled to receive a pro rata portion of the RSUs on the remaining vesting dates. Mr. Montgomery's Aspirational PRSU award agreement dated October 26, 2015 provides that if a change of control occurs on or after December 31, 2017 and the performance metrics for the first designated period are not met, then 2/3 (83,333) of the outstanding unvested PRSUs granted thereunder shall forfeit and 1/3 (41,667) will be converted to RSUs and issued. Mr. Montgomery's Aspirational PRSU award agreement dated August 7, 2017 provides that if a change of control occurs on or after December 31, 2017, then he will receive RSUs equal to the number of outstanding unvested PRSUs granted thereunder reduced by 41,667 RSUs.

(13)
For Mr. Montgomery, the amount presented under Pension benefits for Termination by Company without Cause and for Employee Resignation for Good Reason includes continuation of pension benefits for a period of twelve months.

(14)
For Mr. Montgomery, the amount presented under Car Allowance benefits for Termination by Company without Cause and for Employee Termination for Good Reason includes continuation of car allowance benefits for a period of twelve months.

(15)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Vollet's stock option agreement dated February 27, 2015 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in the grant agreement) within twelve months of the change of control, his remaining unvested options immediately vest. Mr. Vollet's RSU agreement dated February 11, 2016 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then his remaining unvested RSUs immediately vest. Mr. Vollet's RSU agreement dated January 5, 2017 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated or he resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then he is entitled to receive a pro rata portion of the RSUs on the remaining vesting dates. Mr. Vollet's Matching PRSU agreements dated March 18, 2016 and May 6, 2016, respectively, provide that if he is terminated due to death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in the grant agreements) within twelve months of such change of control, then his target PRSU awards immediately vest. Mr. Vollet's Aspirational PRSU award agreement dated October 26, 2015 provides that if a change of control occurs on or after December 31, 2017 and the performance metrics for the first designated period are not met, then 2/3 (13,333) of the outstanding unvested PRSUs granted thereunder shall forfeit and 1/3 (6,667) will be converted to RSUs and issued. Mr. Vollet's Aspirational PRSU award agreement dated August 7, 2017 provides that if a change of control occurs on or after December 31, 2017, then he will receive RSUs equal to the number of outstanding unvested PRSUs granted thereunder reduced by 6,667 RSUs.

Equity Compensation Plan Information
The following table provides information as of December 31, 2017, about the Company’s common stock that may be issued upon the exercise of options, warrants, and rights under its existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2003 Equity Incentive Plan (1)	385,421	$37.47	—
2013 Equity Incentive Plan (2)	5,100,936	65.42	2,285,591
Equity compensation plans not approved by security holders	—	—	—
Total	5,486,357	$58.93	2,285,591

(1)
In May 2013, the Board of Directors adopted a resolution that prohibited further grants under the 2003 Equity Incentive Plan. The number of securities to be issued upon exercise of outstanding stock options, warrants and rights issued under the 2003 Equity Incentive Plan includes 404 shares issuable under restricted stock units and deferred stock units. These restricted and deferred stock units are excluded from the weighted average exercise price calculation above.

(2)
The number of securities to be issued upon exercise of outstanding stock options, warrants and rights issued under the 2013 Equity Incentive Plan includes 665,324 shares issuable under restricted stock units and deferred stock units ("DSUs"). Additionally, this number includes 683,006 performance restricted stock units assuming a maximum payout of the awards granted and also includes 2,477,500 aspirational PRSU awards. For more information on the aspirational PRSU awards, please see "Compensation Discussion and Analysis - 2017 Compensation Actions - 2015 Aspirational Grants" and "Compensation Discussion and Analysis - 2017 Compensation Actions - 2017 Aspirational Grants." These restricted, deferred and performance restricted stock units are excluded from the weighted average exercise price calculation above.

During 2017, pursuant to Board-approved share repurchase programs, the Company purchased 0.6 million shares of the Company's common stock, returning $40.1 million to stockholders.
2017 CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2017 (our “CEO pay ratio”). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
The ratio of the annual total compensation of our CEO, calculated as described above, to the median of the annual total compensation of all employees for 2017 was 440 to 1. As discussed above under "Compensation Discussion and Analysis - 2017 Compensation Actions - 2017 Special Long-Term Incentive Grants," our CEO, along with the other members of senior management, received a special grant of stock options during 2017 to reward significant improvements in the Company's operations, profitability and cost savings since 2015. In light of the SEC's stated objective to allow investors to better understand and assess a registrant's compensation practices, we are providing a supplemental ratio that compares our CEO's annual total compensation excluding this special grant, which we do not anticipate to recur, to the pay of the median employee. The resulting supplemental CEO pay ratio is 236 to 1. These ratios were based on the following:

•	the annual total compensation of our CEO, determined as described above, was $18,021,396, and less the special grant of stock options described above, was $9,597,780; and

•	the employee whose compensation was at the median of the compensation of our employee population for 2017 (other than our CEO), as determined in accordance with SEC rules, was $40,942.
Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median of the compensation of our employee population, the methodology and the material assumptions and estimates that we used were as follows:
Employee Population

•
Total Global Population. We determined that, as of October 1, 2017, the date we selected to identify the median employee, our employee population consisted of approximately 7,000 individuals working for Tempur Sealy.

Compensation Measure Used to Identify the Median Employee

•
Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary / wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) paid through October 1, 2017 as the compensation measure.

▪
We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2017 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.

▪	We did not make any cost-of-living adjustments in identifying the median employee.
Annual Total Compensation of Median Employee. In order to determine the annual total compensation of the median employee, we identified and calculated the elements of that employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $40,942.
Annual Total Compensation of Chief Executive Officer. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Thompson in the “Total” column for 2017 in the Summary Compensation Table included in this Proxy Statement.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

During the calendar year ended December 31, 2017, the Company’s non-employee Directors received annual compensation for their service on the Board as described below. The compensation described represents the Director compensation programs in effect for the 2016 and 2017 Board years, which covered the periods from the 2016 Annual Meeting in May 2016 to the 2017 Annual Meeting in May 2017 ("2016 Board Year") and from the 2017 Annual Meeting to the 2018 Annual Meeting scheduled for May 10, 2018 ("2017 Board Year").

Description of Compensation	2016 Board Year	2017 Board Year
Annual Retainer:	$70,000 cash retainer, payable in equal quarterly installments.
Annual Equity Award Grant:	An annual equity award targeted at $130,000 and granted as DSUs.	An annual equity award targeted at $130,000 and granted as DSUs.
Annual Lead Director Retainer:	A supplemental equity award targeted at $35,000 and granted as DSUs.	A supplemental equity award targeted at $35,000 and granted as DSUs.
Annual Committee Chair Retainer: • Audit • Compensation • Nominating and Corporate Governance	• Cash retainer of $10,000 • Cash retainer of $10,000 • Cash retainer of $10,000	• Cash retainer of $10,000 • Cash retainer of $10,000 • Cash retainer of $10,000
Committee Member Retainer: • Audit • Compensation • Nominating and Corporate Governance	• No Additional Compensation • No Additional Compensation • No Additional Compensation	• No Additional Compensation • No Additional Compensation • No Additional Compensation
Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings

The following table sets forth the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee Directors during the calendar year ended December 31, 2017. Mr. Thompson does not receive any additional compensation for serving on the Board. In accordance with the policies of H Partners, of which he was a Senior Partner, Mr. Nabi declined to accept any compensation.

	Fees Earned Or Paid In Cash ($)(1)	Stock Awards (2)		Option Awards(3)		Non-Equity Incentive Plan Compens-ation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All other Compen-sation($)
Name		$	#	$	#				Total ($)
Evelyn S. Dilsaver	80,000	130,000	2,638	—	—	—	—	—	210,000
John A. Heil	80,000	130,000	2,638	—	—	—	—	—	210,000
Jon L. Luther	80,000	130,000	2,638	—	—	—	—	—	210,000
Usman S. Nabi(4)	—	—	—	—	—	—	—	—	—
Richard W. Neu	70,000	165,000	3,349	—	—	—	—	—	235,000
Robert B. Trussell, Jr.	70,000	130,000	2,638	—	—	—	—	—	200,000

(1)
Director compensation is based on the Board year, which is the period from one annual meeting to the next annual meeting, and fees are paid in arrears at the end of July, October, January and April. As required by SEC rules, the amounts shown in this table were paid during calendar year 2017. The table reflects amounts paid during the second half of the 2016 Board Year (which ended on May 10, 2017) and amounts paid through December 31, 2017 of the 2017 Board Year.

(2)
The DSUs granted during calendar year 2017 vest in four equal increments at the end of July 2017, October 2017, January 2018 and April 2018. Vesting of each DSU is subject to the applicable grant recipient being a member of the Board as of the applicable vesting date. All DSUs which become vested shall be paid on the third anniversary date of the grant date applicable to each DSU, or such later date elected by the Director in accordance with the Non-Employee Director Deferred Compensation Plan. The value of the DSU awards set forth is the grant date fair value, calculated in accordance with FASB ASC 718. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for a complete description of the valuations.

(3)	No stock options were granted to non-employee Board members during calendar year 2017.
(4)	In accordance with the policies of H Partners, of which he is a Senior Partner, Mr. Nabi declined to accept any compensation.

Name	Aggregate Option Awards Outstanding As Of December 31, 2017	Aggregate DSU Awards Outstanding As of December 31, 2017
		Vested	Unvested(a)
Evelyn S. Dilsaver	18,669	4,596	5,914
John A. Heil	9,878	4,596	5,914
Jon L. Luther	1,669	4,600	5,918
Usman S. Nabi	—	—	—
Richard W. Neu	675	4,848	6,522
Robert B. Trussell, Jr.	11,478	4,596	5,914

(a)
Reflects DSUs granted to members of the Board that are unvested, or are vested, but are still subject to the applicable deferral period required in the award agreement. Shares released upon satisfaction of the applicable deferral period and still held by the Director are reflected in the Beneficial Ownership Table elsewhere in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's Executive Officers, Directors, and persons who own more than 5% of our common stock to file reports of ownership and changes in ownership with the SEC. We believe based on information made available to us that, during the year ended December 31, 2017, our executive officers, Directors and greater than 5% stockholders complied with all Section 16(a) filing requirements, except with respect to a single transaction that occurred on February 28, 2017 relating to the accelerated vesting of restricted stock units on the termination of employment of Jay Spenchian, the Company's former Executive Vice President and Chief Marketing Officer. The filing was submitted on September 7, 2017.

Certain Relationships and Related Transactions

As described above under "Board of Directors’ Meetings, Committees of the Board and Related Matters - Policy Governing Related Party Transactions," the Board has adopted a written Related Party Transactions Policy requiring review and approval or ratification of any transaction qualifying as a related party transaction. No transactions requiring consideration under the Policy were identified for the year ended December 31, 2017.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT AUDITORS

We are asking stockholders to ratify the appointment of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2018. Ernst & Young became the independent auditors for Tempur Sealy International after Tempur Sealy International’s predecessor Tempur-Pedic International, Inc. acquired Tempur World, Inc. in 2002.

The Audit Committee annually considers the independence, qualifications and performance of Ernst & Young LLP. Such consideration includes reviewing the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussing with Ernst & Young LLP their independence. The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP’s lead audit partner, oversees the required rotation of Ernst & Young LLP’s lead audit partner responsible for the Company’s audit and reviews and considers the selection of the lead audit partner. In addition, in order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company’s independent registered public accounting firm.

In 2018, the Audit Committee also considered several factors in deciding whether to re-engage its independent registered public accounting firm including the length of time Ernst & Young LLP has served as the Company’s independent auditors, Ernst & Young LLP’s general reputation for adherence to professional auditing standards, the breadth and complexity of the Company’s business and its global scope, and the resulting demands placed on the Company’s auditing firm in terms of expertise in the Company’s business, the quantity and quality of Ernst & Young LLP’s staff and the Company’s global reach.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Although stockholder ratification of Ernst & Young LLP is not required by law, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection. In the event that stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment, but is not required to do so. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year should it determine that such change is in the best interests of the Company and its stockholders.

VOTE REQUIRED

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify such appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS TEMPUR SEALY INTERNATIONAL’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2018.

Fees for Independent Auditors During the Years Ended December 31, 2017 and 2016

The aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2017, and 2016 were approximately as follows (amounts in thousands):

	2017	2016
Audit fees(1)	$4,117	$4,338
Audit-related fees(2)	650	50
Tax fees(3)	2,979	3,012
Total	$7,746	$7,400

(1)
Audit fees for 2017 and 2016 relate to professional services provided in connection with the audit of our consolidated financial statements and internal control over financial reporting, the reviews of our quarterly consolidated financial statements and audit services provided in connection with other regulatory filings and the statutory audits of certain subsidiaries.

(2)	Audit-related fees in 2017 and 2016 principally relate to assurance and related services.

(3)
Tax fees in 2017 and 2016 principally relate to professional services rendered in connection with domestic and international tax compliance, tax audits, and other international tax consulting and planning services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and scope of services and through discussions with the independent auditors and management, advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The services performed by the independent auditors may include audit services, audit-related services, tax services, and, in limited circumstances, other services.

During each of the years ended December 31, 2017, and 2016, the Audit Committee approved 100% of the audit, audit-related services, and tax services.

Audit Committee Report

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to the Company’s accounting and financial reporting functions, internal and external audit functions, and system of internal controls regarding financial matters and legal, ethical and regulatory compliance. During 2017, the Audit Committee was composed of Evelyn S. Dilsaver, John A. Heil and Richard W. Neu. The Board of Directors has determined that each of these persons is "independent" as defined in the applicable rules of the New York Stock Exchange and the SEC. The Board of Directors has also determined that all Audit Committee members are "audit committee financial experts" as defined under the applicable rules of the SEC. The charter of the Audit Committee is available on Tempur Sealy International’s website at http://investor.tempursealy.com/overview under the caption "Corporate Governance."

Management is responsible for the Company’s internal controls and financial reporting processes. Ernst & Young LLP, the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with its responsibilities, the Audit Committee met on eight occasions during 2017, either in person or via teleconference. These meetings involved representatives of management, internal auditors and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with United States Generally Accepted Accounting Principles, and the Audit Committee has reviewed and discussed with management, internal auditors and the independent auditors the audited consolidated financial statements. The Audit Committee has also discussed with internal auditors and the independent auditors, with and without management present, the evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees), as adopted by the PCAOB. The Audit Committee received written disclosures and the letter from the Company's independent auditors required by the applicable requirements of the PCAOB regarding the Company's independent auditor's communications with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditors that firm’s independence.

Based on the review and discussions with management, internal auditors and the independent auditors referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements for the year ended December 31, 2017 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

Submitted by,

AUDIT COMMITTEE:
Evelyn S. Dilsaver (Chair)
John A. Heil
Richard W. Neu

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules. In 2017, in accordance with the Board’s recommendation, the Company’s stockholders voted for the option to hold such vote annually.

As described in detail under the heading "Executive Compensation and Related Information - Compensation Discussion and Analysis," above, our executive compensation programs are designed to attract, motivate, and retain our management talent, including our NEOs, and to reward them for strong Company performance and successful execution of our key business plans and strategies. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals and the realization of increased stockholder value. The Compensation Committee of the Board regularly reviews the Company’s compensation programs to confirm that they are achieving these goals. Please read the "Compensation Discussion and Analysis," included elsewhere in this Proxy Statement, for additional details about our executive compensation programs, including information about the compensation of our NEOs in 2017.

As discussed more fully above and in the "Compensation Discussion and Analysis" section included elsewhere in this Proxy Statement:

•
The vast majority of our executives’ total compensation opportunity is in the form of incentive-based compensation, the majority of which is equity-based, tied to long-term performance objectives and aligned with stockholder interests.

•	We tie performance-based incentives to metrics that drive the leadership team and other associates to accomplish our most important business goals.

•	We require our executives to meet meaningful stock ownership and retention requirements.

•
In 2015, we adopted a Clawback Policy providing that certain performance-based compensation is recoverable from specified officers, including the NEOs, if that officer has engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of the Company’s financial results.

•	We prohibit the hedging or pledging of Company securities by employees, executive officers and members of the Board.

•	We prohibit the re-pricing or exchange of stock options or stock appreciation rights without stockholder approval.

•
As described elsewhere in this Proxy Statement, we do not provide excessive perquisites. Other than those benefits described, we do not provide additional perquisites or benefits to our NEOs that differ from those provided to other employees.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices as described in this Proxy Statement. Accordingly, we will ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis."

VOTE REQUIRED

The affirmative vote of the majority of shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting on the proposal is required to approve Proposal Three. The say-on-pay vote is advisory, and therefore not binding on Tempur Sealy International, its Compensation Committee or Board. The Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

OTHER INFORMATION

Stockholder Proposals for 2019 Proxy Statement

Under Rule 14a-8 of the Exchange Act, to submit a proposal for inclusion in our Proxy Statement for the 2019 annual meeting, stockholder proposals must be submitted in writing and received by the Company no later than 11:59 p.m., local time, on November 26, 2018, at the following address:

Corporate Secretary Tempur Sealy International, Inc. 1000 Tempur Way Lexington, Kentucky 40511

In addition, a stockholder may bring business before the 2019 annual meeting, other than a proposal included in the Proxy Statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Article II, Section 2.12 of Tempur Sealy International’s By-Laws. The requirements include:

•
providing written notice that is received by Tempur Sealy International’s Corporate Secretary between December 11, 2018, and January 10, 2019 (subject to adjustment if the date of the 2019 annual meeting is moved by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2018 annual meeting, as provided in Article II, Section 2.12 of the By-Laws); and

•	supplying the additional information listed in Article II, Section 2.12 of the By-Laws.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2017, is available without charge to each stockholder, upon written request to the Corporate Secretary of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 and is also available on our website at http://investor.tempursealy.com/overview under the caption "SEC Filings."

Stockholders Sharing an Address

Only one copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials is being delivered to multiple stockholders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K, the Proxy Statement or Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials, or to receive separate copies in the future, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write to the Investor Relations Department of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 or call the Investor Relations Department of Tempur Sealy International at (800) 805-3635.

Cost of Solicitation

Tempur Sealy International will pay the costs of soliciting proxies from stockholders. Certain of our officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies, either personally or by telephone, on behalf of Tempur Sealy International. We will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Tempur Sealy International stock. Tempur Sealy International has retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $15,000 plus reasonable out-of-pocket expenses. Other proxy solicitation expenses that Tempur Sealy International will pay include those for preparing, mailing, returning and tabulating the proxies.

APPENDIX A

NON-GAAP FINANCIAL INFORMATION

We provide information regarding EBITDA and adjusted EBITDA, which are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance. We believe these non-GAAP measures provide investors with performance measures that better reflect our underlying operations and trends, providing a perspective not immediately apparent from net income and operating income. The adjustments we make to derive the non-GAAP measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP measure, but which we do not consider to be the fundamental attributes or primary drivers of our business, including the exclusion of charges associated with the Mattress Firm termination in the first quarter of 2017, charges related to our Latin American operations and other costs.

We believe that exclusion of these items assists in providing a more complete understanding of our underlying results from continuing operations and trends, and we use these measures along with the corresponding GAAP financial measures to manage our business, to evaluate the our consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP measures include that these measures do not present all of the amounts associated with our results as determined in accordance with GAAP and these non-GAAP measures should be considered supplemental in nature and should not be construed as more significant than comparable measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP measures and a reconciliation to the nearest GAAP measure, please refer to the reconciliations on the following pages.

Reconciliation of GAAP net income to EBITDA and Adjusted EBITDA

The following table sets forth the reconciliation of our reported net income to the calculation of EBITDA and Adjusted EBITDA for the years ended December 31, 2017, and 2016:

(in millions)	2017	2016
GAAP net income	$151.4	$190.6
Interest expense, net	108.0	91.6
Loss on extinguishment of debt (1)	—	47.2
Income taxes	47.7	86.8
Depreciation and amortization	94.6	89.5
EBITDA	$401.7	$505.7
Adjustments:
Customer termination charges (2)	34.3	—
Latin American subsidiary charges (3)	9.1	5.1
Other costs (4)	3.4	—
Restructuring costs (5)	—	7.8
Integration costs (6)	—	2.0
Executive management transition and retention compensation (7)	—	1.0
Adjusted EBITDA	$448.5	$521.6

(1)	Loss on extinguishment of debt represents costs associated with the completion of a new credit facility and senior notes offering in the second quarter of 2016.
(2)
Adjusted EBITDA excludes $34.3 million of charges related to the termination of the relationship with Mattress Firm. This amount represents the $25.9 million of net charges, and adds the net amortization impact of $8.4 million of stock-based compensation benefit incurred in the first quarter of 2017.

(3)
In 2017, we recorded $25.7 million of charges associated with a Latin American subsidiary. Operating income includes $5.1 million of restructuring charges, which relate to the wind down of certain operations, leadership termination charges and professional fees, as well as $3.8 million of non-income tax charges. Interest expense includes $16.6 million of charges, comprised of $8.3 million of interest expense on non-income tax obligations, $6.3 million on financing arrangements and $2.0 million of interest expense for accelerated customer collections. Other expense, net includes $0.2 million of other charges. We also revised our financial statements for the fourth quarter of 2016 to record $11.5 million of charges associated with this subsidiary. As revised, operating income includes $4.1 million of charges related to misstatements of accounts receivable and accounts payable and $1.0 million of non-income tax obligations. Interest expense includes $6.4 million of misstatements, comprised of $1.8 million of interest expense on non-income tax obligations and $4.6 million of interest expense on accelerated customer collections.

A-1

(4)
In 2017, we incurred $3.4 million in other costs. In the fourth quarter of 2017, we incurred $0.4 million in costs associated with an early lease termination. Additionally, we incurred $3.0 million in charges for hurricane-related costs and a customer's bankruptcy.

(5)	Restructuring costs represents costs associated with headcount reduction, store closures and costs related to the early termination of certain leased facilities.
(6)
Integration costs represents costs, including legal fees, professional fees, compensation costs and other charges related to the transition of manufacturing facilities, and other costs related to the continued alignment of the North America business segment related to the Sealy Acquisition.

(7)	Executive management transition and retention compensation represents certain costs associated with the transition of certain of our executive officers following the 2015 Annual Meeting.

A-2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E41152-P02552

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEMPUR SEALY INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Seven Directors	For	Against	Abstain
Nominees:			
1a. Evelyn S. Dilsaver	☐	☐	☐
1b. John A. Heil	☐	☐	☐
1c. Jon L. Luther	☐	☐	☐
1d. Richard W. Neu	☐	☐	☐
1e. Arik W. Ruchim	☐	☐	☐
1f. Scott L. Thompson	☐	☐	☐
1g. Robert B. Trussell, Jr.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2018; AND	☐	☐	☐
3. ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.	☐	☐	☐

NOTE: This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by Internet, phone or giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment or postponement thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur Sealy International, Inc. called for May 10, 2018 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017 prior to the signing of this proxy.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as name appears on this proxy. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E41153-P02552

PROXY CARD

TEMPUR SEALY INTERNATIONAL, INC.
PROXY FOR 2018 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of TEMPUR SEALY INTERNATIONAL, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 26, 2018, and hereby appoints Bhaskar Rao and Joseph Kamer, each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2018 Annual Meeting of Stockholders of Tempur Sealy International, Inc. to be held at 8:30 A.M. local time, on May 10, 2018, at the Griffin Gate Marriott, 1800 Newtown Pike, Lexington, Kentucky 40511 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the Annual Meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a hard copy of, or electronic access to, a Notice of Annual Meeting of Stockholders of Tempur Sealy International, Inc. called for May 10, 2018 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017 prior to the signing of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(IMPORTANT - PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE OF THIS CARD)

Continued and to be signed on reverse side

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 10, 2018.

TEMPUR SEALY INTERNATIONAL, INC.

E41189-P02552

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 14, 2018
Date: May 10, 2018 **Time:** 8:30 AM Local Time
Location: Griffin Gate Marriott
1800 Newtown Pike
Lexington, KY 40511

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 26, 2018 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E41190-P02552

Voting Items

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Seven Directors

   Nominees:

   1a. Evelyn S. Dilsaver

   1b. John A. Heil

   1c. Jon L. Luther

   1d. Richard W. Neu

   1e. Arik W. Ruchim

   1f. Scott L. Thompson

   1g. Robert B. Trussell, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.

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